UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 28, 2017

TO OUR STOCKHOLDERS:
On behalf of the Board of Directors and Executive Committee of Coty Inc., I cordially invite you to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. to be held via the Internet at www.virtualshareholdermeeting.com/coty2017, at 8:30 a.m., Eastern Time, on Wednesday, November 8, 2017.
Details about the Annual Meeting, nominees for election to the Board of Directors and other matters to be acted on at the Annual Meeting are presented in the Notice of 2017 Annual Meeting of Stockholders and Proxy Statement that follow.
It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. If you wish to vote in accordance with directors’ recommendations, all you need to do is sign, date and return the card.
Please vote over the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope whether or not you plan to attend the meeting.
You may virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/coty2017 on the meeting date. If you virtually attend the annual meeting and wish to vote at the meeting, you may do so by revoking your proxy at any time so long as you are the holder of record of your shares. If you are not the holder of record, you must follow your broker’s procedures for obtaining a legal proxy in order to vote your shares at the annual meeting.
Thank you for your support.
Sincerely,
Lambertus J.H. Becht
Chairman of the Board

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT
September 28, 2017
To Coty Inc. Stockholders:
The Annual Meeting of Coty Inc. (the “Company” or “Coty”) will be held via the Internet at www.virtualshareholdermeeting.com/coty2017, at 8:30 a.m., Eastern Time, on Wednesday, November 8, 2017. This means that you can attend the Annual Meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the meeting will be the consideration of the following matters:

1.	To elect the nine directors named in the proxy statement;

2.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“NEOs”), as disclosed in this proxy statement;

3.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
The proxy statement describes these items in more detail. We have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 11, 2017 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Greerson G. McMullen
Chief Legal Officer, General Counsel and Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY. YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON NOVEMBER 8, 2017: The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended June 30, 2017 are available at materials.proxyvote.com/222070.

COTY INC.
350 Fifth Avenue
New York, New York 10118

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 8, 2017

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “we” or “us”), a Delaware corporation, for our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Time (“ET”) on Wednesday, November 8, 2017 via the Internet at www.virtualshareholdermeeting.com/coty2017.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Proxy Materials and Voting Information
1.    What are proxy materials?
A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting (“Proxy Statement”), our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.
This Proxy Statement contains information about the Annual Meeting and was prepared by our management. We sent a Notice of Internet Availability of Proxy Materials (the “Notice”), and made these proxy materials and the Notice available to stockholders online, on or about September 28, 2017 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this proxy statement.
2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank, N.A. (“Wells Fargo”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.
3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 11, 2017 (the “Record Date”).
4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.
We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.
5.    Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our Class A Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record is entitled to one vote per share of Class A Common Stock. On the Record Date, there were 749,010,309 shares of Class A Common Stock issued and outstanding.
Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.
Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors (the “Board”) recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (for Director Elections)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For all, withhold all, or for all except.	A plurality of votes - nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director.
Proposal 2: Approval of Advisory Resolution on NEO Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on NEO compensation.
Proposal 3: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification.
The advisory resolution to approve NEO compensation (Proposal 2) is not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation decisions.
7.    How do I cast my vote if I am a stockholder of record?
If you are a stockholder of record, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below.
Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).
Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2017. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
8.    Is there a deadline for submitting proxies electronically or by telephone or mail?
Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. ET on November 7, 2017.
Proxies submitted by mail must be received before the close of the Annual Meeting on November 8, 2017.
Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.
9.    What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?
All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:

1.	FOR the election of each nominee as director;

2.	FOR the advisory resolution on the compensation of our NEOs; and
3.FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm.
If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.
10.    What if I am a beneficial owner and do not give voting instructions to my broker?
As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.
Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory resolution to approve NEO compensation (Proposal 2), which are considered non-routine matters. Only the ratification of the appointment of the independent registered public accounting firm (Proposal 3) is considered a routine matter.
11.    How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.
Broker non-votes, withheld votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered votes “cast” under Delaware law, they will have no effect on the approval of Proposals 1, 2 and 3, except where brokers may exercise their discretion on routine matters, as discussed above.
12.    What constitutes a quorum?
A quorum will be present if holders of a majority of the outstanding shares of our Class A Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.
13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?

At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. ET on November 7, 2017;

•	by a later-dated mailed proxy received before the close of the Annual Meeting on November 8, 2017; or

•	by voting online at the Annual Meeting.
14.    Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
15.    May I see a list of stockholders entitled to vote as of the Record Date?
A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting. During the Annual Meeting, such list will be available for examination at www.virtualshareholdermeeting.com/coty2017.
16.    How do I attend the Annual Meeting virtually?
We will host the Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2017. The webcast will start at 8:30 a.m. ET. Stockholders may vote and submit questions while attending the Annual Meeting online. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2017.
17.    Who will pay the cost of solicitation?
We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our employees and directors, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.
18.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?
Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.
These proxy materials are also available in the “Investor Relations” section of our website: www.coty.com within the “Reports & Filings” subsection. Instead of receiving future copies of our Proxy Statement (including Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.
If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.
Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.

CORPORATE GOVERNANCE
We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.
Principles of Corporate Governance and Code of Business Conduct
Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Principles of Corporate Governance. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and other senior officers. These documents and any waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found in the “Investor Relations” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. The Principles of Corporate Governance and charters for the Audit and Finance Committee (the “AFC”) and the RNC may be found under the heading “Committees” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.
Controlled Company Exception
On October 1, 2016, we acquired certain assets and liabilities related to The Procter & Gamble Company’s (“P&G”) global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands (the “P&G Beauty Business”) and ceased being a “controlled company” within the meaning of the NYSE corporate governance standards. Under NYSE transition rules, we are required to comply with the applicable NYSE listing rules for companies that do not qualify as “controlled companies”, including the heightened independence standards that apply to our RNC members, by September 30, 2017. We chose to comply with these standards prior to the deadline and have been in compliance since December 8, 2016.

Structure of our Board
Our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of less than five or more than 13 directors. Our Board is presently composed of nine directors. Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the shares present and entitled to vote. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (the “Bylaws”), each director holds office until his or her successor is duly elected and qualified, or, if earlier, until such director’s death, resignation or removal.
Four directors on our Board are directors or partners of JAB Holding Company S.à r.l. and group companies (which comprises JAB Cosmetics, B.V. (“JABC”)) (collectively, “JAB”). Each of Lambertus Becht, Olivier Goudet and Peter Harf, due to his position as a partner of JAB, may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A Common Stock beneficially owned by JAB, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by JAB.. Mr. Faber serves as Chairman of the Shareholder Committee of JAB Holding Company S.à r.l., which is a position similar to a director. Each of these directors receives compensation for the services each provides to JAB Holding Company S.à r.l.
Board Leadership
While our Board believes it is important for its chairman to have both a stake in and deep understanding of the Company, our Principles of Corporate Governance permit our Board flexibility in determining whether or not to separate the roles of the Chairman and CEO based upon the circumstances. Our Board determined that it is appropriate to separate the roles and appointed Mr. Becht as the Chairman of our Board.

Committees of Our Board
The standing committees of our Board are the AFC and the RNC. From time to time, when appropriate, ad hoc committees may be formed by our Board.
AFC. The members of the AFC are Sabine Chalmers, Joachim Faber and Robert Singer (Chair). Our Board has determined that Mr. Singer is an audit committee financial expert, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 (“Rule 10A-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member is financially literate as required by NYSE rules. The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations;

•
being responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and assessing and monitoring the independence and performance of our independent registered public accounting firm and internal audit department;

•	providing an objective, direct communication between our Board, independent registered public accounting firm, management and the internal audit department;

•
reviewing and pre-approving both audit and non-audit services to be provided by our independent registered public accounting firm and establishing policies and procedures for the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm;

•
meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s Annual Report on Form 10-K;

•	establishing procedures for the review, approval and ratification of related person transactions; and

•
reviewing and discussing the Company’s practices with respect to risk assessment and risk management and overseeing and evaluating the Company’s risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance.

RNC. The members of the RNC are Paul S. Michaels and Erhard Schoewel (Chair). Our Board has determined that Messrs. Michaels and Schoewel satisfy the independence criteria for RNC members.
The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:

•
identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each board committee;

•	reviewing and making recommendations to our Board concerning size, structure, composition and functioning of the Board and its committees;

•	discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;

•
approving and evaluating our executive remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;

•
overseeing succession planning for our senior executives, including our Chief Executive Officer, and guiding our Board in appointing and retaining key talents that will nurture our values and culture and strive for constantly improving results;

•	recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;

•	reviewing and making recommendations with respect to the remuneration of all directors;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•
reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s Annual Report on Form 10-K and/or proxy statement;

•	preparing the compensation committee report required by SEC rules to be included in the Company’s Annual Report on Form 10-K and/or proxy statement; and

•	overseeing the evaluation of the performance of our Board and management.
In October 2016, the RNC reconstituted the Equity Compliance Committee, a subcommittee of the RNC (the “ECC”) consisting of Messrs. Michaels and Schoewel, to determine incentive compensation of executive officers in compliance with regulations applicable to the Company while Messrs. Becht and Harf served on the RNC. The ECC was subsequently dissolved by the RNC in December 2016 contemporaneously with Messrs. Becht and Harf stepping down from the RNC.
Executive Sessions
Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session. Generally, the Chairman of our Board serves as Chairman in sessions without management directors or any members of management. Generally, Mr. Faber serves as Chairman in sessions of independent directors.

Board Meetings
Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of our Board, the Vice Chairman, if any, or by a majority of the directors then in office. In fiscal 2017, our Board held ten meetings, the AFC held eight meetings, the RNC held eight meetings and the ECC acted by written consent twice. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which she or he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that she or he served).
Our Board and its committees also act from time to time by written consent in lieu of meetings.
Board Qualifications and Membership Criteria
The RNC and the Board believe that a board composed of directors who have diverse personal backgrounds and experiences and who bring a fresh perspective is a priority for the Company. We seek to mix a diverse range of skills, backgrounds and experiences such as leadership, consumer product, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. We also seek broad diversity for our Board, including ethnicity, gender and nationality.

Director Nomination Process
The RNC recommends nominees for our Board consistent with the criteria determined by our Board. The RNC will consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board.

Director Independence
We have incorporated in our Principles of Corporate Governance the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investor Relations” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:

•	the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;

•
the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than Board and committee fees, and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;

•
(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•
the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•
the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

Our Board has determined that each of the following directors satisfies our independence standards and the independence standards of the NYSE: Messrs. Chalmers, Faber, Goudet, Harf, Michaels, Schoewel and Singer. Our Board determined that Mr. Becht does not qualify as independent due to compensation he received from the Company as described in more detail under “Proposal 1: Election of Directors—Director Compensation—Non-Plan Series A Preferred Stock Grant to Chairman”. Our Board also determined that Mr. Pane does not qualify as independent due to his position as our CEO.
In addition, our Board has determined that each of Ms. Chalmers and Messrs. Faber, Michaels, Schoewel and Singer are independent under Rule 10A-3 of the Exchange Act, satisfy the NYSE independence criteria applicable to members of compensation committees and each is considered a “non-employee director” under Rule 16b-3 of the Exchange Act.

Communications with our Board
Stockholders, employees and other interested parties may communicate with any or all of our directors, including our non-management directors as a group, by writing to such director(s) at c/o Board of Directors, Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is so filtered will be made available to any director upon any such director’s request.

Our Board’s Role in Risk Oversight
Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.
Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers an enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.
In addition to our Board’s risk oversight, the AFC is responsible for oversight of accounting, auditing and financial-related risks, and the RNC is responsible for overseeing the management of risks related to our employee compensation policies and practices. In fiscal 2017, the RNC reviewed our compensation policies and practices to determine whether they encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us.
While our Board oversees risk, management is responsible for assessing and managing risk on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks.
Board Attendance at the Annual Meeting
We expect directors to attend the Annual Meeting absent unusual circumstances. Six of the eight directors on our Board at the time of the Annual Meeting of Stockholders in 2016 attended the Annual Meeting.
Compensation Committee Interlocks and Insider Participation
Messrs. Becht, Harf, Michaels and Schoewel served on the RNC during fiscal 2017. In December 2016, Messrs. Becht and Harf stepped down from the RNC. None of the members of the RNC who served during fiscal 2017 is or was an employee during fiscal 2017, or is or within the last three years has been an officer of our Company, except Mr. Becht who served as our interim CEO in a non-employee capacity until October 2016. None of our executive officers has served during fiscal 2017 on the board of directors of another public company with executive officers who serve as members of the RNC.
Messrs. Becht and Harf are not considered independent under the NYSE’s standards for compensation committee members due to their affiliation with JAB. Messrs. Michaels and Schoewel are considered independent and “non-employee” directors. Messrs. Becht and Harf each receive annual compensation in an amount greater than $120,000 for advisory services rendered to JAB Holding Company S.à r.l. As of the Record Date, JAB beneficially owned 37.1% of our outstanding Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Consent Agreement to Tax Matters Agreement
In connection with the acquisition of the P&G Beauty Business, we entered into a tax matters agreement, dated as of October 1, 2016, with P&G and certain of their and our subsidiaries (the “Tax Matters Agreement”), which governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and attributes, efforts to protect the intended tax-free treatment of the P&G Beauty Business transaction and certain other transactions, the preparation and filing of tax returns, the control of audits, reviews, examinations or other tax proceedings and other matters regarding taxes.
We are party to a consent agreement with JAB Holding Company S.à r.l., JABC and P&G whereby P&G has consented under the Tax Matters Agreement to the purchase by JABC of shares of our Class A Common Stock in certain open market transactions and JAB Holding, JABC and Coty have agreed to indemnify P&G for any taxes resulting from such purchases or due to breach of the consent agreement.
Registration Rights Agreement
On April 1, 2015 (the “Closing Date”), we completed our purchase of the Bourjois cosmetics brand (“Bourjois”) from Chanel International B.V. (“Chanel”) pursuant to the Stock Purchase Agreement, dated as of March 12, 2015, between the Company and Chanel (the “Stock Purchase Agreement”). As consideration for Bourjois, we issued approximately 15.5 million shares of our Class A Common Stock (the “Transaction Shares”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder for a transaction by an issuer not involving any public offering. As a result of the acquisition of the Bourjois brand, Mousseluxe S.à.r.l. (the “Shareholder”), Chanel’s assignee under the Stock Purchase Agreement, holds more than 5% of our outstanding shares.
In connection with the closing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Shareholder pursuant to which we agreed to file a registration statement on Form S-3 to register the resale of the Transaction Shares. Beginning six months after the Closing Date, the Shareholder may make a total of three requests for us to effect the registration of all or part of the Transaction Shares subject to limitations. Additionally, at any time after the Closing Date, we must provide piggyback registration rights for the Transaction Shares.
Consultancy services
In June 2017, we made a payment in the amount of £264,000 to Jimmy Choo PLC for consultancy services provided in connection with recruitment.
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Class A Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and subsequently ratified, if appropriate, by the AFC. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the AFC may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.

The related party transaction policy adopted by the AFC pre-approves the following types of related person transactions:

•	certain types of executive officer compensation;

•	compensation paid to a director if required to be reported under Item 402 of the SEC’s compensation disclosure requirements;

•
any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•
any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	any related person transaction where the related person’s interest arises solely from the ownership of our Class A Common Stock and in which all stockholders receive proportional benefits; and

•	any related person transaction in which the rates or charges involved are determined by competitive bids.
A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The election of nine directors is proposed by our Board, each director to hold office, in accordance with our Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. All nominees are currently serving as directors of the Company.
The nominees are Lambertus J.H. Becht, Sabine Chalmers, Joachim Faber, Olivier Goudet, Peter Harf, Paul S. Michaels, Camillo Pane, Erhard Schoewel and Robert Singer.
Proposal: Election of each nominee for director.
Recommendation: The Board recommends a vote FOR the election of each nominee for director.
Vote Required: Election of each nominee for director requires a plurality of the votes cast.
Director Nominees

Name	Age	Director Since
Lambertus J.H. Becht	61	2011
Sabine Chalmers	52	2017
Joachim Faber	67	2010
Olivier Goudet	52	2013
Peter Harf	71	1996
Paul S. Michaels	65	2015
Camillo Pane	47	2016
Erhard Schoewel	68	2006
Robert Singer	65	2010

Lambertus J.H. Becht joined the Board as Chairman in November 2011 and served as Coty’s interim CEO from September 2014 until October 2016. He also serves as the Chairman of the board of directors of Jacobs Douwe Egberts B.V. and Chairman of the board of directors of the parent company of Keurig Green Mountain, Inc., as well as a non-executive director of Peet’s Coffee & Tea, Inc., the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc. and the parent company of Krispy Kreme Doughnuts Corporation. Mr. Becht is also a partner and Chairman of JAB Holding Company S.à r.l. From 1999 to August 2011, Mr. Becht was Chief Executive Officer of Reckitt Benckiser Group plc, a leading global consumer goods company in the field of household cleaning and health and personal care. Prior to that, Mr. Becht was Chief Executive Officer of privately held Benckiser Detergents, which in 1997 became Benckiser N.V. and listed on the Amsterdam and New York Stock Exchanges, and in 1999 merged with Reckitt & Colman plc and listed on the London Stock Exchange. Before becoming Chief Executive Officer of Benckiser Detergents in 1995, Mr. Becht held a variety of marketing, sales and finance positions at P&G in the United States and Germany and served within Benckiser Detergents as General Manager in Canada, the United Kingdom, France and Italy. Mr. Becht holds a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Groningen in the Netherlands.
We believe Mr. Becht is well qualified to serve as Chairman of our Board. As our former interim CEO, Mr. Becht has intimate knowledge of our business and operations and brings a valuable perspective to the Board. He also has many years of experience in the consumer products industry, including executive, operating, marketing, finance and international business experience, and was Chief Executive Officer of Reckitt Benckiser. We believe these experiences are advantageous to us and benefit the Board with respect to his ability to identify, understand and address challenges and opportunities that we face.
Sabine Chalmers joined the Board in 2017. She served as Chief Legal Officer of Anheuser-Busch InBev SA/NV from December 2016 to July 2017 and also served as Secretary to its Board of Directors and a Member of Executive Board of Management from January 2005. Ms. Chalmers served as Chief Legal & Corporate Affairs Officer of Anheuser-Busch InBev SA/NV (formerly, InBev SA) from January 2005 to December 2016. Ms. Chalmers joined Anheuser-Busch InBev SA/NV in January 2005 from Diageo plc, where she has held a number of senior legal positions in various geographies since 1993, including General Counsel of the US and Latin American businesses at Diageo plc. Prior to Diageo, Ms. Chalmers was an Associate at the law firm of Hogan Lovells in London, specializing in mergers and acquisitions and in commercial property transactions. She also served as the Chair of Association Of Corporate Counsel from October 2015 to January 2017 and has been a Director since October 2015. In addition, Ms. Chalmers serves on several professional councils and not-for-profit boards, including the Legal Momentum, the United States’ oldest legal defense and education fund dedicated to advancing the rights of women and girls, and the Board of Trustees of the Royal National Theatre London. Ms. Chalmers qualified as a Solicitor in England and is a Member of the New York State Bar. She holds an L.L.B from the London School of Economics.
We believe Ms. Chalmers is well qualified to serve as a member of our Board. Ms. Chalmers’ expertise and creativeness in working with global brands in the consumer goods industry provide important expertise in these areas and benefit the Board with respect to her ability to identify, understand and address challenges and opportunities that we face.
Joachim Faber joined the Board in 2010. Mr. Faber is also the Chairman of the Supervisory Board of Deutsche Börse AG, Frankfurt, a member of the board of HSBC Holdings PLC, London and Chairman of the Shareholder Committee of JAB Holding Company S.à r.l. Mr. Faber was a member of the Supervisory Board of OSRAM Licht AG and the Chairman of its audit committee until June 2014 and a member of the board of Allianz S.A., Paris until March 2017. Until 2011, Mr. Faber served as the Chief Executive Officer of Allianz Global Investors, a global asset management company, and a member of the management board of Allianz SE in Munich. Prior to joining Allianz in 1997, he worked for 14 years in various positions for Citicorp in Frankfurt and London. He serves on the board of German Cancer Aid in Bonn and the European School for Management and Technology in Berlin. Mr. Faber graduated from the University of Bonn with a degree in Law. He received his PhD degree from the Postgraduate National School of Public Administration Speyer, Germany after completing his research at the Sorbonne University in Paris, France.
We believe Mr. Faber is well qualified to serve as a member of our Board. As Chief Executive Officer of Allianz, Mr. Faber’s financial expertise and experience in running a large corporation with multinational operations in addition to his more than 25 years of experience in the banking and finance industries, benefit the Board with respect to his ability to identify, understand, assess and address challenges and opportunities that we face.

Olivier Goudet joined the Board in May 2013. Mr. Goudet is Partner and Chief Executive Officer of JAB Holding Company S.à r.l., an investment firm, a position he has held since June 2012. He started his professional career in 1990 at Mars, Incorporated, a manufacturer of food products, serving on the finance team of the French business. After six years, he left Mars, Incorporated to join the VALEO Group, where he held several senior executive positions, including Chief Financial Officer. In 1998, he returned to Mars, Incorporated, where he later became Chief Financial Officer in 2004. In 2008, his role was broadened, and he was appointed Executive Vice President and Chief Financial Officer until April 2012. Between June 2012 and November 2015, Mr. Goudet served as an Advisor to the board of directors of Mars, Incorporated. In January 2013, Mr. Goudet became the Chairman of Peet’s Coffee & Tea, Inc., a premier specialty coffee and tea company. In September 2013, Mr. Goudet was appointed as board member of Jacobs Douwe Egberts B.V. Mr. Goudet is also Vice Chairman of the Caribou Coffee Company, Inc./Einstein Restaurant Group, Inc. and a board member of Espresso-House Holding AB and the parent company of Keurig Green Mountain, Inc. In September 2014, Mr. Goudet joined the board of Jimmy Choo PLC. In April 2015, he became the Chairman of the board of directors of Anheuser-Busch InBev SA/NV. In September 2016, he joined the board of directors of the parent company of Krispy Kreme Doughnuts Corporation and became Chairman of the board of directors in May 2017. In September 2016, he joined the surveillance council (“conseil de surveillance”) of Banque Transatlantique S.A. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
We believe Mr. Goudet is well qualified to serve as a member of our Board. Mr. Goudet’s financial and executive experience, as well as his tenure as a director of other public companies, benefit the Board with respect to his ability to identify, understand and address the challenges and opportunities that we face.
Peter Harf joined the Board in 1996. Mr. Harf was Chairman of the Board from 2001 until 2011,Chair of the RNC from 2011 until December 2016 and Chief Executive Officer of Coty from 1993 to 2001. He is Chief Executive Officer of Lucresca and Agnaten, privately owned holding companies, which indirectly share voting and investment control over shares of Coty. Mr. Harf joined JAB in 1981, serving the company in a variety of capacities, including Chairman and Chief Executive Officer since 1988. In September 2014, Mr. Harf became the Chairman and member of the board of directors of Jimmy Choo PLC. Mr. Harf is also Chairman of Espresso-House Holding AB and a board member of the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc., Peet’s Coffee & Tea, Inc., Jacobs Douwe Egberts B.V., the parent company of Keurig Green Mountain, Inc. and the parent company of Krispy Kreme Doughnuts Corporation. Mr. Harf is also co-founder and Executive Chairman of DKMS. Prior to joining JAB, Mr. Harf was Senior Vice President of Corporate Planning at AEG-Telefunken, Frankfurt, Germany. He began his career at the Boston Consulting Group. Mr. Harf was Deputy Chairman of the Board of Directors of Reckitt Benckiser Group plc from 1999 to December 2015, and was Chairman of the board of directors and a member of the audit committee of Anheuser-Busch InBev SA/NV until 2012. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.
We believe Mr. Harf is well qualified to serve as a member of our Board. As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations and brings a valuable perspective to the Board. Mr. Harf’s more than 30 years of experience in our industry, including executive, operating, strategic planning and international business experience, benefits the Board with respect to his ability to identify, understand and address challenges and opportunities that we face.
Paul S. Michaels joined the Board in June 2015. Prior to joining Coty, Paul S. Michaels served as the President of Mars, Incorporated, a manufacturer of food products and parent company of William Wrigley Jr. Co., from January 2004 to January 2015. Mr. Michaels began his career at P&G and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. Mr. Michaels holds a Bachelor of Arts from the University of Notre Dame.
We believe Mr. Michaels is well qualified to serve as a member of our Board. Mr. Michael’s expertise and creativity in working with global brands in the consumer goods industry, benefit the Board with respect to his ability to identify, understand and address challenges and opportunities that we face.

Camillo Pane joined the Board in October 2016. He is Coty’s Chief Executive Officer and a member of the Coty Executive Committee. Prior to joining Coty in this position, he served as Executive Vice President, Category Development from July 2015 to October 2016. Prior to joining Coty, Mr. Pane spent 20 years with Reckitt Benckiser Group plc, where he held numerous high profile international marketing and general management roles throughout his career, in both developed and emerging markets, most recently as Senior Vice President, Global Category Officer Consumer Health from July 2011 until July 2015. Mr. Pane holds a degree in business administration from the University of Bocconi in Milan.
We believe Mr. Pane is well qualified to serve as a member of the Board. Mr. Pane serving as both Chief Executive Officer and a director promotes unified leadership and direction for both the Board and management. In addition, he has many years of experience in the consumer products industry, including marketing, management and international business experience. We believe these experiences, along with Mr. Pane’s creativeness in working with global brands, are advantageous to us and benefit the Board with respect to his ability to identify, understand and address challenges and opportunities that we face.
Erhard Schoewel joined the Board in 2006. From 1999 to 2006, he was Executive Vice President responsible for Europe at Reckitt Benckiser plc. From 1979 to 1999, he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. In 2012, Mr. Schoewel was elected to the Supervisory Board of the Jahr Holding GmbH & Co. KG in Hamburg, Germany. From 2007 to 2015, he was Chairman of Birdseye Iglo Ltd London and a director of Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann degree from University of Pforzheim.
We believe Mr. Schoewel is well qualified to serve as a member of our Board. Mr. Schoewel has many years of experience in the consumer products industry, including executive, operating and international business experience and experience as a member of the board of directors of other companies, and we believe these experiences benefit the Board with respect to his ability to identify, understand and address challenges and opportunities that we face.
Robert Singer joined the Board in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from 2004 until 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also served as a director of Gianni Versace S.p.A. from 2009 to December 2016 and served as a director of Mead Johnson Nutrition from 2009 to June 2017. He also serves as a director and chair of the audit committees of Tiffany & Co. and Jimmy Choo PLC and provides similar services to certain private companies affiliated with JAB.
Mr. Singer served as a senior advisor to CCMP Capital Advisors, LLC from 2011 to January 2016. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.
We believe Mr. Singer is well qualified to serve as a member of our Board. Mr. Singer has many years of operating, financial and executive experience, including his experience as Chief Executive Officer of Barilla Holding S.p.A. and President and Chief Operating Officer of Abercrombie and Fitch Co., and we believe these experiences benefit the Board with respect to his ability to identify, understand and address challenges and opportunities that we face. Mr. Singer has significant public company board and audit committee experience and extensive risk management experience from his time at Gucci Group and Coopers & Lybrand.
Director Compensation
The following summary describes compensation paid to directors in fiscal 2017.
Annual Cash Compensation for Board Service
In fiscal 2017, each non-employee director except the Chairman of our Board (“Chairman”) and the Chair of the AFC was entitled to receive a cash retainer fee of $100,000 annually, payable in November. The Chairman was entitled to receive a cash retainer fee of $400,000 annually and the Chair of the AFC was entitled to receive a cash retainer fee of $130,000 annually. In fiscal 2017, Mr. Becht served as Chairman and Mr. Singer served as Chair of AFC.
In May 2017, the RNC determined that the Chair of the RNC will also receive a cash retainer fee of $130,000 annually beginning with his fiscal 2018 service.

Annual Restricted Stock Unit Grant
Each non-employee director except the Chairman is entitled to receive an annual grant of 10,000 restricted stock units (“RSUs”) under the 2007 Stock Plan for Directors. The Chairman is entitled to receive an annual grant of 30,000 RSUs. RSUs vest on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to retirement, death or disability or upon a change in control and upon termination of service for any other reason if such termination occurs at least one year after the grant date. Each RSU represents the right to receive one share of Class A Common Stock upon vesting.

Non-Plan Series A Preferred Stock Grant to Chairman
On March 27, 2017, Mr. Becht purchased a 1,000,000 share grant of Series A Preferred Stock, par value $0.01 per share, for an aggregate purchase price of $10,000. The purchase was made in his capacity as a non-employee director to compensate him for services performed in connection with closing the acquisition of the P&G Beauty Business, aiding with the transition of the new chief executive officer into his role and integrating the P&G Beauty Business. Under the terms provided in the subscription agreement, the Series A Preferred Stock vested on the date of grant and may be exchanged after the fifth anniversary of the grant date for the fair market value per share of our Class A Common Stock on the date of exchange less the sum of the fair market value per share of our Class A Common Stock on the original issue date of the Series A Preferred Stock and $3.50 (the “Preferred Net Value”). The Series A Preferred Stock vests on the earlier of March 27, 2022 and Mr. Becht’s death or disability. At our sole election, Mr. Becht may receive the Preferred Net Value in cash or, if approved by our stockholders, in shares.
Management Directors
Directors who are currently our employees generally receive no additional compensation for service on our Board. Mr. Pane is the only management director on our Board and did not receive additional compensation for his service as director.
Reimbursement of Expenses
Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending Board, committee and stockholder meetings. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.
Non-Employee Directors
The following table sets forth compensation information for our non-employee directors in fiscal 2017.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Option Awards ($)		Total ($)
Lambertus J.H. Becht	400,000		537,000		3,630,000	(3)	4,567,000	(6)
Sabine Chalmers	20,548	(4)	—	(5)	—		20,548	(6)
Joachim Faber	100,000		179,000		—		279,000	(6)
Olivier Goudet	100,000		179,000		—		279,000	(6)
Peter Harf	100,000		179,000		—		279,000	(6)
Paul S. Michaels	100,000		179,000		—		279,000	(6)
Erhard Schoewel	100,000		179,000		—		279,000	(6)
Robert Singer	130,000		179,000		—		309,000	(6)

(1)
Amounts represent annual cash compensation for service as a director, Chairman or AFC Chair, as applicable. The amount for Mr. Becht does not include any compensation for his service as interim CEO which is reported under “Compensation Discussion and Analysis—Summary Compensation Table”.

(2)
Amounts represent the grant date fair value of restricted stock units issued to non-employee directors on November 15, 2016 calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for certain assumptions used to calculate the valuation.

(3)
The amount represents the grant date fair value of the Series A Preferred Stock grant purchased by Mr. Becht on March 27, 2017 calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for certain assumptions used to calculate the valuation.

(4)	Ms. Chalmers joined the Board on April 18, 2017. This amount represents the pro rata portion of Ms. Chalmers’ annual cash compensation of $100,000 for service as a director during fiscal year 2017.
(5)	Ms. Chalmers earned 2,054 RSUs as pro rated compensation for her service as a director during fiscal year 2017. This grant will be awarded in November 2017.
(6)	Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs held by the directors as of June 30, 2017.

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2017
Lambertus J.H. Becht	150,000
Sabine Chalmers	—
Joachim Faber	50,000
Olivier Goudet	41,666
Peter Harf	50,000
Paul S. Michaels	20,685
Erhard Schoewel	50,000
Robert Singer	50,000

EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information concerning our executive officers. Information regarding Mr. Pane is set forth above under “Proposal No. 1: Election of Directors—Director Nominees”.

Name	Age	Position Held
Camillo Pane	47	Chief Executive Officer
Patrice de Talhouët	51	Chief Financial Officer
Sébastien Froidefond	49	Chief Human Resources Officer
Edgar Huber	55	President, Luxury
Laurent Kleitman	51	President, Consumer Beauty
Greerson G. McMullen	55	Chief Legal Officer, General Counsel and Secretary
Sylvie Moreau	46	President, Professional Beauty
Daniel Ramos	44	Chief Scientific Officer
Mario Reis	58	Chief Global Supply Officer
Ayesha Zafar	60	Senior Vice President, Group Controller
Patrice de Talhouët serves as Chief Financial Officer and a member of the Coty Executive Committee. Mr. de Talhouët oversees strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies, as well as business development and mergers and acquisitions. He has more than 20 years of comprehensive global financial experience. Prior to joining Coty as Chief Financial Officer in January 2014, Mr. de Talhouët spent nearly seven years with food products manufacturer Mars, Incorporated, serving as Corporate Finance Officer Americas and a member of the finance executive committee from April 2011 to December 2013 and Chief Financial Officer Europe Mars Chocolate from January 2007 to March 2011. Before joining Mars, Incorporated, Mr. de Talhouët spent more than a decade in senior finance positions at Alcatel-Lucent. Mr. de Talhouët started his career at Société Générale S.A. bank. He holds a Bachelor’s degree in Economics and International Management from Nanterre University and as well as a Master’s degree in Finance, Accounting and Corporate Law from Conservatoire National des Arts et Métiers (CNAM).
Sébastien Froidefond serves as Chief Human Resources Officer and a member of the Coty Executive Committee. Mr. Froidefond leads Coty’s worldwide human resources department and oversees all global leadership development initiatives. Prior to joining Coty in August 2015, Mr. Froidefond was Chairman of N-Spire S.A.S. and Human Resources Vice President for the Global Consumer Healthcare division of Sanofi. From 2001 until his appointment as Sanofi’s Human Resources Vice President, Mr. Froidefond served in various roles of increasing responsibility within Sanofi’s human resources functions in the United Kingdom, Latin America, Africa, Turkey, the Middle East, Eurasia and South Asia. He has over 20 years of experience in building and leading world class human resources organizations at country, regional and global levels. Mr. Froidefond holds a Master in Economics from Université Paris X and an advanced degree in consulting from Institut Supérieur de Gestion.
Edgar O. Huber has served as President, Luxury since October 2016 and is a member of the Coty Executive Committee. Mr. Huber oversees Coty’s Luxury division globally and is responsible for brand performance across all regions and distribution channels including travel retail. Prior to serving in this position, Mr. Huber served as President, Global Markets from November 2015 to October 2016 during which he oversaw sales execution and steered Coty’s business according to specific consumer and retailer needs and priorities. Prior to joining Coty, Mr. Huber was Director, President and Chief Executive Officer of Lands’ End, Inc., a leading global apparel retail brand, from 2011 until 2015. He served as President and Chief Executive Officer of the Juicy Couture Division of Liz Claiborne, Inc., from September 2008 until January 2011. He has over 15 years of service in a number of senior roles at L’Oréal, S.A. and he was a key account and brand manager for Mars, Incorporated Mr. Huber holds a Bachelor of Arts Degree from the Handelsakademie Innsbruck/Telfs, Austria and a Masters of Business Administration from the Wirtschaftsuniversität Wien (Vienna University of Economics and Business), Austria. Mr. Huber has also completed the International Management Program at HEC (Haute Etudes Commerciales) in Jouy-en-Josas, France, and the CEDEP (General Management Program) at INSEAD in Fontainebleau, France.

Laurent Kleitman has served as President, Consumer Beauty since May 2017 and is a member of the Coty Executive Committee. Mr. Kleitman oversees Coty’s Consumer Beauty division globally and is responsible for brand performance across all regions and distribution channels. Prior to joining Coty, Mr. Kleitman held various roles at Unilever, most recently serving as Executive Vice President Global Hair Care at Unilever from October 2015 to May 2017. Prior to this role, Mr. Kleitman served as CEO Unilever Russia Ukraine Belarus from October 2013 to September 2015 and Senior Vice President Unilever / CEO Kalina from April 2012 to September 2013. Mr. Kleitman holds a Bachelor of Arts degree in Business Administration from NEOMA Business School in Reims, France.
Greerson G. McMullen has served as Chief Legal Officer, General Counsel and Secretary since October 2016 and is a member of the Coty Executive Committee.  He is responsible for overseeing Coty’s legal affairs worldwide.  Prior to joining Coty, Mr. McMullen worked at Schweitzer-Mauduit International Inc., an international papers and materials engineering company, since May 2013, where he acted as Executive Vice President, Strategy and Licensing, General Counsel and Secretary (holding the Strategy and Licensing title since March 2016).  Prior to this, he served as Senior Vice President, General Counsel, Government Affairs and Secretary of The ServiceMaster Company, LLC, a residential services company, from 2007 to May 2013 (holding the Government Affairs title since March 2010). Prior to this, Mr. McMullen was a general counsel within General Electric for almost eight years and worked in private practice before then. Mr. McMullen brings over 25 years of legal experience. Mr. McMullen received a juris doctor from the University of Virginia School of Law and a Bachelor of Science in Foreign Service from Georgetown University.
Sylvie Moreau has served as President, Professional Beauty since October 2016 and is a member of the Coty Executive Committee. In her role, Ms. Moreau oversees Coty’s Professional Beauty division globally and is responsible for brand performance across all regions and distribution channels. Prior to October 2016, Ms. Moreau was with P&G since 1994 and served as Executive Vice President of Wella, the salon professional division of P&G. Ms. Moreau has over 22 years of experience in a variety of positions in local, regional and international roles within P&G. Ms. Moreau holds a Master of International Business from NHH Bergen Norway and a MBA from ESSEC Business School of Cergy Pontoise, France.
Daniel Ramos has served as Chief Scientific Officer since September 2017 and is a member of the Coty Executive Committee. He is responsible for all scientific affairs and global regulatory affairs, as well as the global consumer affairs team at Coty. Mr. Ramos has over 20 years of international consumer goods research and development experience. Prior to joining Coty, Mr. Ramos served as Chief Science Officer of Revlon from July 2015 to January 2017. Prior to Revlon, Mr. Ramos held various roles at Reckitt Benckiser from August 2011 to June 2015, most recently as Vice President, R&D Health Care. He received an Engineer’s Degree, Chemical Engineering from Universidad Simon Bolivar and an M.B.A. from Universidad Metropolitana.
Mario Reis serves as Chief Global Supply Officer and is a member of the Coty Executive Committee. In his role, he oversees Coty’s fully integrated, end-to-end supply chain including initiative management, procurement, manufacturing and warehousing and distribution. Mr. Reis brings diversified experience in supply chain and commercial fields with more than 30 years of experience as a business leader and supply chain expert. Prior to joining Coty in this position in May 2014, Mr. Reis built his career at Groupe Danone, where he held several senior executive positions within Worldwide Operations from 1996 to 2014. Most recently, Mr. Reis served as Managing Director of Groupe Danone South Africa from 2009 until 2014. Mr. Reis worked at Mars, Incorporated and Bain & Co. in various business roles of increasing responsibility from 1986 to 1996. Mr. Reis holds a Master of Business Administration degree from INSEAD and a Bachelor of Science degree with Honors from the University of Manchester, U.K.
Ayesha Zafar has served as Senior Vice President, Group Controller since May 2016. In this position, Ms. Zafar is Coty’s principal accounting officer responsible for overseeing various activities including financial reporting systems of internal control and other compliance programs. Prior to her appointment in May 2016, Ms. Zafar served as Vice President Controller of The Hertz Corporation, a car rental business, since January 2013 and as Controller from March 2012 to January 2013. Ms. Zafar brings 30 years of finance experience in international companies across consumer goods, including Campbell Soup Company, PepsiCo, Inc. and Colgate-Palmolive Company, as well as pharmaceuticals and publishing. Ms. Zafar is a Certified Public Accountant. Ms. Zafar holds a Bachelor of Science degree in Accounting from Excelsior College.

Each executive officer serves for a one-year term ending at the next meeting of our Board at which executive officers are elected or, if earlier, his or her death, resignation or removal, subject to his or her applicable employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the number of shares of our Class A Common Stock beneficially owned as of the Record Date, by (i) each person who is known by us to own beneficially more than 5% of our Class A Common Stock, (ii) each member of our Board of Directors, (iii) each Named Executive Officer (“NEO”) and (iv) all current directors on our Board and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.
Applicable percentage ownership is based on 749,010,309 outstanding shares of Class A Common Stock as of the Record Date.
In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date and subject to RSUs that are vested but not settled or that are going to vest and are expected to settle within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Class A Common Stock Beneficially Owned
Name of Beneficial Owner
	Shares(1)%
JAB Cosmetics B.V.	277,808,041	(2)	37.1
FMR LLC	62,875,928	(3)	8.4
Massachusetts Financial Services Company	86,642,054	(4)	11.6
The Vanguard Group, Inc.	42,921,094	(5)	5.7
Lambertus J.H. Becht	1,019,186	(6)	*
Camillo Pane	336,142		*
Patrice de Talhouët	207,297		*
Edgar Huber	159,570		*
Laurent Kleitman	182,000		*
Greerson G. McMullen	161,725	(7)	*
Esi Eggleston Bracey	—	(8)	—
Sabine Chalmers	—		—
Joachim Faber	203,068		*
Olivier Goudet	15,000		*
Peter Harf	4,609,719	(9)	*
Paul S. Michaels	—		*
Erhard Schoewel	361,473		*
Robert Singer	130,000		*
All Directors and Executive Officers as a Group (19 persons)	7,716,573	(10)	1.0

*	Less than one percent
(1)
Includes shares of Class A Common Stock subject to Stock Options or matching Elite Stock Options that are currently exercisable or exercisable within 60 days of the Record Date, and RSUs, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of the Record Date.

(2)
Based solely on a Schedule 13G/A filed on February 14, 2017 and Form 4 filed on August 28, 2017. Lucresca SE (“Lucresca”), Agnaten SE (“Agnaten”), each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by JAB Cosmetics B.V., a Netherlands corporation. JAB Cosmetics B.V. is direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf, Bart Becht and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, and JAB Cosmetics B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of JAB Cosmetics B.V. and JAB Holdings B.V. is Oudeweg 147, 2031 CC Haarlem, The Netherlands.

(3)
Based solely on a Schedule 13G filed on February 14, 2017. Represents shares of Class A Common Stock beneficially owned by FMR LLC and Abigail P. Johnson. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. FMR LLC has sole voting power over 9,950,721 shares and FMR LLC and Abigail P. Johnson have sole dispositive power over 62,875,928 shares. The address for FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(4)
Based solely on Schedule 13G filed on February 13, 2017. Represents shares of Class A Common Stock beneficially owned by Massachusetts Financial Services Company. Massachusetts Financial Services Company has sole dispositive power over 86,642,054 shares and sole voting power over 73,308,002 shares. The address for Massachusetts Financial Services Company is 111 Huntington Avenue, Boston, Massachusetts 02199.

(5)
Based solely on a Schedule 13G filed on February 10, 2017. Represents shares of Class A Common Stock beneficially owned by The Vanguard Group (“Vanguard Group”), which wholly owns Vanguard Fiduciary Trust Company (“Vanguard Fiduciary Trust”), an investment manager of collective trust accounts. Vanguard Group has sole voting power over 730,389 shares, shared voting power with Vanguard Fiduciary Trust over 88,365 shares, sole dispositive power over 42,098,940 shares and shared dispositive power with Vanguard Fiduciary Trust over 822,154 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Includes 3,668,810 shares of Class A Common Stock held by a Luxembourg corporation whose sole shareholder is a revocable trust that Mr. Becht established for estate planning purposes. While Mr. Becht does not have investment control over the trust or its assets, because Mr. Becht has the power to revoke the trust at any time and assume control of the Luxembourg corporation that owns such shares, pursuant to Rule 13d-3(a)(d)(1)(i)(C), Mr. Becht is deemed to be the beneficial owner of such shares for Section 13(d) purposes and has accordingly included them in the table set forth above.

(7)	130,258.945 shares of Class A Common Stock are pledged to secure a loan under a loan facility with a bank.
(8)	As of March 10, 2017, her resignation date.
(9)	3,933,219 shares of Class A Common Stock are pledged to secure a loan under a loan facility with a bank.
(10)
Includes 98,358 shares of Class A Common Stock pledged by Mr. Froidefond, 3,933,219 shares of Class A Common Stock pledged by Mr. Harf, 130,258.945 shares of Class A Common Stock pledged by Mr. McMullen, 97,035 shares of Class A Common Stock pledged by Ms. Moreau and 110,000 shares of Class A Common Stock pledged by Mr. Reis, each to secure a loan under a loan facility with a bank. Each of Messrs. Becht, Harf and Goudet disclaim beneficial ownership in any shares held by JAB Cosmetics B.V. except to the extent of a pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were complied with during fiscal 2017, except that the Forms 4 reporting one transaction on behalf of Mr. McMullen due to a company administrative error and reporting two transactions on behalf of Mr. Kleitman were not timely filed, a Form 3 reporting one transaction filed on behalf of Ms. Moreau was amended to fix errors in the original reporting and a Form 4 reporting one transaction filed on behalf of Ms. Eggleston Bracey was amended to fix errors in the original reporting. These transactions have been reported on Form 4, Form 3/A or Form 4/A subsequent to the due date.

PROPOSAL NO. 2
APPROVAL OF ADVISORY RESOLUTION ON NEO COMPENSATION (SAY-ON-PAY)
As required by Section 951 the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our NEOs. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) and the tables following the CD&A.
We believe that the overriding objective of our compensation program for our NEOs is to encourage, reinforce and reward delivery of stockholder value. We also believe that our compensation program is effectively designed to attract and retain high quality talent. Further, we believe that our compensation program is competitive, stimulates business growth through long-term incentives, and further aligns the NEOs’ interests with those of the Company’s stockholders.
Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (“NEOs”) disclosed in the CD&A, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders.
Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our NEOs as described in the CD&A.
Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future NEO compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2018.

Compensation Discussion and Analysis
Overview of Compensation Philosophy & Objectives
The overriding objective of our compensation programs for our NEOs is to encourage, reinforce and reward delivery of stockholder value.
NEO compensation (other than for Mr. Becht) consists of base salary, annual cash incentive awards under our Annual Performance Plan (“APP”) and equity awards under our Equity and Long-Term Incentive Plan (“ELTIP”). We also provide certain benefits and perquisites in line with general practice in the country in which the NEO resides and certain payments in lieu of pensions. Variable pay under our APP and ELTIP has and will continue to be the most significant element of our NEO compensation program. The following discussion of the compensation program for our NEOs does not apply to Mr. Becht who is not an employee and who served in a non-employee role as interim CEO until October 2016. The compensation provided to Mr. Becht in respect of his service as interim CEO is discussed separately below in the section titled “Non-Plan Phantom Unit Award”.
Competitive Compensation. Our compensation program for our NEOs is designed to compensate our NEOs competitively to ensure that we attract and retain the right talent to deliver stockholder value. We benchmark our compensation against a peer group of companies that includes companies against whom we compete for key talent (the “Compensation Peer Group”), which is described more fully below. We target total direct NEO compensation at the 50th percentile of the Compensation Peer Group and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based on exceptional performance.

Variable, Performance-Based Pay. The APP is a key component of the compensation program for our NEOs. Our APP is designed to stimulate achievement of business results by linking highly-leveraged annual cash incentives up to a set maximum amount to the achievement of collective performance targets. Collective targets represent key business objectives that we believe drive Company performance and stockholder value. We believe that setting collective targets provides meaningful metrics, aligns the APP with Company and divisional performance (through the use of the Core Business Performance Metrics (as defined below)), as applicable, and makes the administration of the APP clear to its participants. We believe that the APP encourages, reinforces and rewards delivery of stockholder value.
Equity-Based Compensation. We closely align the interests of our NEOs with those of our stockholders through a compensation program in which a significant portion of total compensation is paid through equity-based long-term incentives. To balance incentives to achieve short-term and long-term success, NEOs’ compensation includes annual grants of long-term equity-based compensation under the ELTIP as well as annual cash awards under our APP as described in more detail below. Long-term equity-based compensation provides direct alignment between NEOs’ and stockholders’ interests. Generally, annual equity-based awards have five-year cliff vesting tied to continued employment with the Company to help ensure long-term retention of key executive talent.
Stock Ownership. We strongly believe in encouraging stock ownership by our NEOs. We have designed certain equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.
We introduced our Platinum Program (“Platinum”) under our ELTIP during fiscal 2013, under which executives who purchased Class A Common Stock would receive a matching award of restricted stock units (“Platinum RSUs”).
During fiscal 2015, we permitted certain executives designated by the RNC to invest in our Post-Platinum program under our ELTIP (“Post-Platinum”). Under Post-Platinum, such executives purchased Series A Preferred Stock that generally vests five years from the grant date but is subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her investment level or subscription amount of Class A Common Stock prior to the vesting date.
In connection with the acquisition of the P&G Beauty Business, we replaced the Platinum and Post-Platinum programs with the Elite program under our ELTIP (“Elite”) during fiscal 2017. The executives invested in Post-Platinum were permitted to retain their investment in Post-Platinum, but executives were no longer permitted to invest in or retain their investment in Platinum. Executives enrolled in Elite are assigned an investment level corresponding to their job level and business scope pursuant to which they subscribe to purchase shares of Class A Common Stock. Participating executives receive matching stock options (“Elite Stock Options”) or, in specific instances, purchase Series A Preferred Stock (the “Series A Preferred Stock”) based on their investment level in Class A Common Stock. The Elite Stock Options or Series A Preferred Stock generally vest five years from the grant date but are subject to forfeiture, in whole or in part, if the executive does not own and maintain his or her investment level or subscription amount (as described further below) of Class A Common Stock through the vesting date.
All NEOs except Mr. Becht are invested in Elite or Post-Platinum.
“Say-on-Pay” Advisory Vote on Executive Compensation
We provided stockholders a “Say-on-Pay” advisory vote on the compensation of our NEOs in 2016 under Section 14A of the Exchange Act. At our 2016 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our NEOs, with approximately 99% of the votes cast for approval of the “Say-on-Pay” advisory vote. The RNC carefully evaluated the results of the 2016 advisory vote. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act in stockholders’ best interests. After weighing these factors, the RNC did not make any changes to our executive compensation program and policies as a result of the 2016 “Say-on-Pay” advisory vote.
Executive Summary
Our Named Executive Officers
Our NEOs for fiscal 2017 are:

•Lambertus J.H. Becht, former interim Chief Executive Officer,
•Camillo Pane, Chief Executive Officer,
•Patrice de Talhouët, Chief Financial Officer,
•Edgar Huber, President, Luxury,
•Laurent Kleitman, President, Consumer Beauty,
•Greerson G. McMullen, Chief Legal Officer, General Counsel and Secretary, and
•Esi Eggleston Bracey, former President, Consumer Beauty.
Mr. Becht stepped down as interim CEO on October 2, 2016 following the close of the acquisition of the P&G Beauty Business and was succeeded by Mr. Pane in the role of Chief Executive Officer. Ms. Eggleston Bracey stepped down as President, Consumer Beauty on March 10, 2017, and Mr. Kleitman became President, Consumer Beauty on May 15, 2017.
Pay for Performance Overview
Fiscal 2017 Annual Incentive Compensation. On October 1, 2016, we acquired certain assets and liabilities related to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands (the “P&G Beauty Business”). Given the transformational nature of the acquisition of the P&G Beauty Business, we established two separate performance periods during fiscal 2017: the first performance period covered the first quarter of fiscal 2017 ended on September 30, 2016 (the “First Performance Period”), which was prior to the closing of the P&G Beauty Business acquisition, and the second performance period covered the three remaining fiscal quarters of fiscal 2017 (the “Second Performance Period”), which followed the closing of the P&G Beauty Business acquisition.
For APP purposes, we measure Coty Inc.’s financial performance based on targets for growth in net revenues on a like for like basis, adjusted operating income and net working capital. We measure divisional financial performance based on profit targets defined as net revenues less cost of goods sold and advertising and customer promotions. We use these performance measures because, among other things, we believe they most accurately measure our performance in executing our business plan, with a focus on top line growth, margin expansion and cash flow generation. While each target is considered achievable, a superior level of performance was required to receive an award above the target level. The RNC considered the transitional nature of fiscal 2017 due to the acquisition of the P&G Beauty Business and the limited visibility into the financial performance of the P&G Beauty Business during the transition period in setting the nature and level of the performance targets for each performance period.
For the First Performance Period, APP awards were determined relative to Coty Inc. performance during the first quarter of fiscal 2017. Our collective performance targets for the First Performance Period for Coty Inc. under the APP and performance relative to these targets during the first quarter of fiscal 2017 are set forth below in “Coty Inc. First Performance Period Targets”. Coty Inc.’s First Performance Period performance resulted in a collective performance factor of zero out of a possible maximum factor of 3.6 because the minimum collective target for profitability was not achieved. As a result, no NEOs received an award under the APP for the First Performance Period. Had the minimum profit threshold been achieved, Messrs. Pane, de Talhouët and Huber would have been entitled to an award under the APP for the First Performance Period. None of Messrs. McMullen and Kleitman nor Ms. Eggleston Bracey were employed at the Company during the First Performance Period, and as such, were not entitled to an award for the First Performance Period.
For the Second Performance Period, APP awards to the NEOs were determined based on Coty Inc.’s performance, which included the performance of Younique and ghd, or, for NEOs who are division presidents, primarily the NEO’s division’s performance during the Second Performance Period. Division presidents’ APP targets are generally based on the performance of his or her respective division, rather than Coty Inc. as a whole, in order to more directly incentivize performance of the division. However, the division profit target and performance is based fifty percent on the division’s profit performance and fifty percent on Coty Inc.’s profit performance excluding any contribution from Younique or ghd. In addition, the division net working capital target is based on Coty Inc. performance. Divisional profit performance is defined as net revenues less cost of goods sold and advertising and customer promotions, while Coty Inc. profit performance is defined as adjusted operating income.

Our collective performance targets for the Second Performance Period for Coty Inc. under the APP and performance relative to these targets during the Second Performance Period are set forth below in “Coty Inc. Second Performance Period Targets”. APP awards for Messrs. Pane, de Talhouët and McMullen were determined based on the collective performance of Coty Inc. Coty Inc.’s Second Performance Period performance resulted in a collective performance factor of 1.18 out of a possible maximum factor of 3.6 for the Second Performance Period.
Our collective performance targets for each of the Luxury division and the Consumer Beauty division under the APP and performance relative to these targets in the Second Performance Period are set forth below in “Luxury Division Second Performance Period Targets” and “Consumer Beauty Division Second Performance Period Targets”. The Luxury division and Consumer Beauty division’s Second Performance Period performance resulted in a collective performance factor of 2.33 and 1.25, respectively, out of a possible maximum factor of 3.6. APP awards for Mr. Huber were determined based on the collective performance of the Luxury division and for Ms. Eggleston Bracey and Mr. Kleitman based on the collective performance of the Consumer Beauty division, which incorporated Coty Inc.’s adjusted operating income performance excluding any contribution from Younique or ghd.
The RNC approved the performance targets for the First Performance Period in June 2016 and the Second Performance Period in February 2017. Following the RNC’s approval of the Second Performance Period performance targets in February 2017, we identified a seasonality pattern in the financial performance of a newly acquired business that was not reflected in the approved targets. Thus, in June 2017, the RNC approved updated performance targets for the Second Performance Period that reflected the business’s seasonality pattern. The update affected the APP targets of all NEOs performance targets except Ms. Eggleston Bracey and Messrs. Huber and Kleitman.
Fiscal 2017 long-term equity compensation. Annual long-term equity awards granted under the ELTIP in fiscal 2017 were awarded in October 2016. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, our Board considers the collective performance of Coty Inc. during the fiscal year on which the awards are based and, where applicable, fiscal 2016 individual performance. All annual long-term equity awards granted to our NEOs in fiscal 2017 were awarded in the form of RSUs with five-year cliff vesting tied to continued employment with the Company.
Other Highlights
We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:
Stock ownership encouraged. We strongly believe in encouraging stock ownership by our NEOs. All of our NEOs except for Mr. Becht participate in Elite or Post-Platinum (together with Platinum, the “Executive Ownership Programs”). To retain incentive equity granted or purchased in Elite and Post-Platinum, as applicable, our CEO may purchase shares of Class A Common Stock with a value equal to $10 million and the members of the Executive Committee may purchase shares with a value equal to $1.8 million to $5 million.
No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for children’s schooling fees, are generally the responsibility of the NEOs. However, in fiscal 2017, Mr. Pane received a cash bonus to partially compensate him for taxes due on his Series A Preferred Stock grant under the Elite program. We do not provide tax gross-ups for golden parachute excise taxes.
Incentives do not encourage excessive risk taking. We believe that our compensation program does not contain features that could potentially encourage excessive risk taking. In addition, we continue to utilize multiple performance measures under the APP to reduce the risk of over concentration on a single business or financial metric. Our stock options, RSUs and other equity granted to or purchased by our NEOs generally have five-year cliff vesting tied to continued employment with the Company and management has sizable unvested stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.

No backdating or repricing of stock options. In prior years, we generally made annual equity awards in September of each fiscal year. In fiscal 2017, annual equity grants were delayed until shortly following the closing of the acquisition of the P&G Beauty Business in October 2016 in order to allow new employees to participate. Going forward, we anticipate that we will move the grant date to early September in order to permit awards to vest during an anticipated open trading window, saving the Company cash with respect to cashless exercising to settle withholding tax obligations. Equity awards, including stock options, are never backdated. In addition, repricing of stock options and issuing stock options at below-market exercise prices are expressly prohibited by our equity incentive plans.
Independent external experts engaged for executive compensation information. Each year since fiscal 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.
Perquisites. NEO perquisites are reasonable and generally represent no more than 5.5% of each NEO’s total compensation.
Double-trigger equity vesting upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the ELTIP, Platinum, Post-Platinum and Elite, require a “double-trigger”, which means that accelerated vesting of equity issued under the ELTIP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction; provided, however, that for the Series A Preferred Stock granted under Post-Platinum and Elite, the change in control must occur after the first anniversary of the original issue date in order for accelerated vesting to apply. Upon the occurrence of such events, the equity vests in full.
Competitive Compensation and Peer Group Rationale
In establishing compensation for our NEOs, we consider the compensation practices of the Compensation Peer Group. We consider these practices to determine the competitiveness of individual compensation elements and total compensation of our NEOs. We target total direct NEO compensation at the 50th percentile of the Compensation Peer Group and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based upon exceptional performance in order to attract and retain talent. Individual pay to NEOs varies in accordance with experience, individual and collective performance and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.
The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.
The RNC periodically reviews the companies included in the Compensation Peer Group. Our fiscal 2017 Compensation Peer Group changed in fiscal 2017 and included the following companies:

Avon Products, Inc.	Kimberly Clark Corporation
The Clorox Company	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
Beiersdorf	Revlon, Inc.
The Estée Lauder Company, Inc.	Unilever PLC
Inter Parfums, Inc.
The changes to the Compensation Peer Group from fiscal 2016 reflect the removal of Elizabeth Arden, Inc. due to its acquisition by Revlon, Inc. in September 2016 and the addition of Beiersdorf, a consumer goods company with which we believe we compete for talent. The last reported annual revenues of the Compensation Peer Group companies ranged from approximately $469 million to approximately $65.3 billion, with a median of $11.3 billion. Benchmarking of compensation was size adjusted to reflect our estimated annual net revenues of approximately $9.1 billion in fiscal 2017 and estimated divisional revenues in fiscal 2017 of $3 billion for the Luxury division, $4.2 billion for the Consumer Beauty division and $1.9 billion for the Professional Beauty division.

Elements of Compensation
The fiscal 2017 executive compensation program applicable to the NEOs consisted of the following principal elements:

Compensation Element	Method for Establishing its Value	Form of Payment	Who Establishes Objectives and Participation
Base Salary	Compensation Peer Group analysis, adjusted, as applicable, to reflect merit-based increases	Cash	Except with respect to their own compensation, the Chief Human Resources Officer (“CHRO”) and the CEO recommend and the RNC approves.
Annual Incentive	Collective performance as defined by the Core Business Performance Metrics applicable to each NEO	Cash
Except with respect to their own compensation, the CHRO and the CEO recommend, and the RNC approves: (i) NEO participation in the annual incentive program and (ii) corporate and business unit objectives. RNC determines performance against corporate and business unit objectives.

Long-Term Incentive	Compensation Peer Group analysis adjusted to reflect the total pool size and subjective review of NEO individual performance	Restricted stock units that cliff-vest five years after the grant date
Except with respect to their own compensation, the CHRO and the CEO recommend target grant levels for each NEO, and the RNC approves (i) target grant levels and (ii) evaluation of performance against target.

Executive Stock Ownership	NEO investment in Class A Common Stock
Elite Stock Options or Series A Preferred Stock that each generally vest five years after the grant date. Each award is subject to full or partial forfeiture in the event that the NEO does not achieve and maintain a minimum level of Class A Common Stock ownership
Except with respect to their own compensation, the CHRO and the CEO recommend, and the RNC approves target investment levels for each NEO.
Base Salary
We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary did not account for more than 25% of any NEO’s fiscal 2017 actual total direct compensation.
Salary levels are typically set and annually reviewed by the RNC. Any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries, the RNC considers external market conditions in addition to total direct compensation targets and personal performance. In fiscal 2017, Mr. Pane assumed his role as CEO and received a corresponding promotion increase. Messrs. de Talhouët and Huber received annual merit increases of 3.6% and 2%, respectively.
Annual Incentive Compensation under the APP
We provide for the opportunity to earn annual incentive cash compensation awards under the APP. The APP is a key component of the compensation program for our NEOs. It is designed to stimulate achievement of business results by linking highly-leveraged annual cash awards with the achievement of quantifiable performance measures.

Target APP awards for each NEO are calculated as a percentage of such NEO’s base salary and may be multiplied by a factor ranging from zero to 3.6 times such target award. 100% of the NEO’s APP Award is based on the Company’s achievement with respect to collective financial performance criteria.
APP award targets ranged from 60 - 100% of NEO base salary in fiscal 2017.
Core Business Performance Metrics. In June 2016, the RNC approved the core business performance metrics under the APP for the First Performance Period based on the financial performance of Coty Inc. and, in February 2017 and June 2017, for the Second Performance Period, based on the financial performance of each of Coty Inc. including Younique and ghd, Coty Inc. excluding Younique and ghd and each division. The RNC sets these collective performance targets across several performance measures based on our internal planning and forecasting processes. Each performance measure is weighted, and targets for each performance measure are set at “significantly below”, “minimum”, “below”, “target”, “exceeds” and “significantly exceeds” award levels.
In fiscal 2017, the core business performance metrics applicable to the NEOs were established for Coty Inc. including Younique and ghd, Coty Inc. excluding Younique and ghd and each division and were measured by growth in net revenues on a like-for-like basis, absolute net revenues on a like-for-like basis, adjusted operating income and net working capital. Divisional financial performance was based on net revenues less cost of goods sold and advertising and customer promotions. While targets when set are considered achievable, a superior level of performance is required to receive an award above the target level.

Performance Levels	Profit	Net Revenues	Net Working Capital	% of Target Award
Significantly Exceeds Target	167%	167%	129%	360%
Exceeds Target	134%	134%	115%	206%
Target	100%	100%	100%	100%
Below Target	65%	85%	90%	50%
Significantly Below Target	35%	70%	80%	20%
Minimum	0%	55%	70%	0%
Evaluation and Payment. During fiscal 2017, the RNC measured collective financial performance to determine APP awards for that fiscal year. The RNC also set an aggregate amount available for payment of APP awards based on collective financial performance.
In its review of collective performance, the RNC determines whether collective performance meets targets set at “minimum”, “significantly below”, “below”, “target”, “exceeds” and “significantly exceeds” award levels. If actual performance is between two award levels, the factor is calculated pro rata between the two award levels based on actual performance.
Performance is measured against the established collective targets, which have been adjusted to eliminate the effect of changes in accounting principles, impairment of intangibles, the impact of discontinued operations, acquisition expenses, nonrecurring income/expenses and the impact of foreign currency rate fluctuations.
We condition APP awards on meeting a minimum profit threshold so that no awards will be paid if the minimum profits target is not met. We believe this directly ties receiving awards under our APP to delivering stockholder value. For Coty Inc., the minimum profit threshold for the First Performance Period was $183 million and for the Second Performance Period was $544 million. For the Luxury division, 50% of the NEO’s APP award for the profit metric was conditioned on achieving the minimum profit threshold for Coty Inc., excluding Younique and ghd, of $480 million and 50% was conditioned on achieving the minimum profit threshold for the Luxury division of $696 million. For the Consumer Beauty division, 50% of the NEO’s APP award for the profit metric was conditioned on achieving the minimum profit threshold for Coty Inc., excluding Younique and ghd, of $480 million and 50% was conditioned on achieving the minimum profit threshold for the Consumer Beauty division of $853 million. Divisional profit targets were higher than Coty Inc. because divisional profit performance is defined as net revenues less cost of goods sold and advertising and customer promotions, while Coty Inc. profit performance is defined as adjusted operating income.

APP awards are calculated after the end of the fiscal year and paid in a single payment (adjusted for taxes as applicable) around the beginning of the second quarter of the following fiscal year.
Illustrative Example. As an example, assume an NEO has an annual base salary of $500,000 and an annual APP target set at 50% of his or her base salary and that his or her APP award is based solely on Coty Inc.’s collective performance for the First Performance Period and Coty Inc., including Younique and ghd, for the Second Performance Period. Also assume the following:
The NEO achieves the following targets for the First Performance Period:
Net Revenue: Significantly Exceeds Target (167%)
Profit: Adjusted Net Income: Exceeds Target (134%)
Net Working Capital: Exceeds Target (115%)
The NEO achieves the following targets for the Second Performance Period:
Net Revenue: Exceeds Target (134%)
Profit: Adjusted Net Income: Target (100%)
Net Working Capital: Target (100%)
Based on these facts, the NEO’s APP award for the First Performance Period is $160,625 and for the Second Performance Period is $251,250, for a total APP award of $411,875. The NEO’s APP award could have ranged from $0, if his total APP factor was zero, to $900,000 if his or her total APP factor was 3.6.
The formulas below illustrate the calculation:

Bonus Percentage Calculation for the First Performance Period	1.67 x 1.34 x 1.15	=	2.57
Overall APP Factor for the First Performance Period	257%
Final APP Award for the First Performance Period	$500,000 x 0.50 x 0.25 x 2.57	=	$160,625
Bonus Percentage Calculation for the Second Performance Period	1.34 x 1 x 1	=	1.34
Overall APP Factor for the Second Performance Period	134%
Final APP Award for the Second Performance Period	$500,000 x 0.50 x 0.75 x 1.34	=	$251,250
Aggregate APP Award for Fiscal 2017	$160,625 + $251,250	=	$411,875
Total Cash Compensation:	$500,000 + $411,875	=	$911,875
Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of the mechanics of the APP, including detail regarding the financial performance targets for fiscal 2017.
Long-Term Incentive Compensation Awards
We strongly believe in encouraging stock ownership by our NEOs. We have designed certain equity compensation programs to promote stock ownership and investment in the Company in order to align the interests of our executives with those of our stockholders.

In fiscal 2013, we adopted the ELTIP, which governs all equity awards granted to employees after its adoption, including awards under Platinum, Post-Platinum and Elite. Annual equity awards under the ELTIP and matching equity under Platinum are in the form of RSUs. Awards of Series A Preferred Stock and Options pursuant to Post-Platinum and awards of Elite Stock Options and Series A Preferred Stock pursuant to Elite are also made under the ELTIP.
We believe these awards further focus our executives on increasing stockholder value. Generally, annual equity awards under the ELTIP and Platinum RSUs each have five-year cliff vesting tied to continued employment with the Company. The Series A Preferred Stock and Options under Post-Platinum and Elite Stock Options and Series A Preferred Stock under Elite each generally have five-year cliff vesting tied to continued employment with the Company and subject to ownership of a minimum amount of Class A Common Stock by the end of the applicable investment period. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them an ownership stake in our future growth and financial success. The programs also provide a direct link between the interests of our stockholders and our NEOs and other eligible leadership employees.
Upon exchange of vested Series A Preferred Stock under both Post-Platinum and Elite, the executive receives, in cash or shares, at our sole election, the fair market value of our Class A Common Stock on the exchange date of the Series A Preferred Stock less the sum of the fair market value of our Class A Common Stock on the original issue date of the Series A Preferred Stock and a hurdle price specified in the executive’s subscription agreement. The Series A Preferred Stock generally vests five years after the grant date, the executive’s death or disability or termination under certain circumstances following a change in control. As such, the benefit provided under the Series A Preferred Stock will always be based solely on the increase in value of our Class A Common Stock after the date of grant and the Series A Preferred Stock will not have any value until the value of our Class A Common Stock exceeds the value of such shares on the date of grant plus the specified hurdle. We issue Series A Preferred Stock to certain foreign executives because it may provide executives with the potential for long term capital gain treatment under the laws of one or more non-U.S. tax regimes.
We use the Binomial Lattice and the Black-Scholes methodology to value Series A Preferred Stock awards and the Black-Scholes methodology to value stock option awards.
Annual Awards under the ELTIP. Awards under the ELTIP recognize strong collective financial performance and align each NEO’s interests with our organizational goals and our stockholders’ long-term financial interests. The number of total available awards is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants for that fiscal year, our Board considers collective performance of Coty Inc. during the fiscal year on which the awards are based.
The RNC considers several factors when determining long-term incentive awards for each NEO. Notional grants or target awards are established for each role. Then, these target awards may be adjusted based on the RNC’s determination of the total pool size and its review of the NEO’s individual overall performance during the fiscal year.
We generally made annual equity awards in September of each fiscal year. In fiscal 2017, annual equity grants were delayed until shortly following the closing of the P&G Beauty Business transaction in October 2016 in order to allow new employees joining the Company in acquisition of the P&G Beauty Business to participate. There is no relationship between the timing of the granting of awards and our release of material non-public information.
Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of our long-term equity program and actual awards granted in fiscal 2017.
Executive Stock Ownership
We strongly believe in encouraging stock ownership by our NEOs. We encourage NEOs to own stock in the Company through our Executive Ownership Programs.

Executive Ownership Programs. The primary way we encourage stock ownership by our NEOs and executives is through participation in Elite or Post-Platinum. Under Elite, each executive subscribes to a certain level of investment in Class A Common Stock (the “Subscription Amount”) equal to at least 60% (and up to 100%) of his or her designated individual investment opportunity (the “Investment Target Value”). For each share of Class A Common Stock purchased (each, an “Elite Share”) up to the Subscription Amount, the executive receives three matching Elite Stock Options, which award of Elite Stock Options is made upon the executive’s entry into Elite, or three matching shares of Series A Preferred Stock that the executive purchases for par value of $0.01 per share. Each executive has a one-year investment period (the “Investment Period”) to purchase Elite Shares to meet his or her Subscription Amount. At the end of the Investment Period, if the executive has purchased Elite Shares equivalent to his or her Subscription Amount, the executive shall retain (and is eligible to vest in), the full number of matching Elite Stock Options or Series A Preferred Stock awarded. However, if the executive has achieved less than 60% of his or her Investment Target Value, all matching Elite Stock Options or Series A Preferred Stock are immediately cancelled and forfeited. If the executive has achieved at least 60% of the Investment Target Value but less than the Subscription Amount, matching Elite Stock Options or Series A Preferred Stock are pro-rated to match the actual investment level with the balance immediately cancelled and forfeited.
Certain executives purchased Series A Preferred Stock under Post-Platinum, which is substantially similar to the Series A Preferred Stock awarded under Elite except that it has a different investment period and investment requirements.
In fiscal 2017, all NEOs except Mr. Becht participated in Elite or Post-Platinum.
Any shares purchased by executives under the Executive Ownership Programs and any matching equity received upon purchase of such shares are not taken into account when benchmarking executive compensation.
Other Benefits and Perquisites
General. In general, our NEOs participate in the same benefit plans generally available to our employees in the home country in which the NEO resides. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees, with the exception of healthcare coverage that is provided through a specific international health insurance plan.
Perquisites. We provide NEOs with reasonable perquisites on an individual basis. The perquisites generally include car allowances to the extent deemed necessary for business purposes and relocation assistance. Perquisites generally represented no more than 5.5% of each NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.
Retirement Plans. We provide retirement benefits to our NEOs in the United States and other relevant countries through our local retirement plans.
Potential Payments upon Termination of Employment. The employment agreements with our NEOs and our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change in Control”.
Employment Agreements
We have entered into employment agreements with each of our NEOs. The employment agreements are described in “—Employment Agreements”.

Tax and Accounting Implications
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the deductions for compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to $1,000,000 per year, but contains an exception for certain performance-based compensation. In order to preserve our future ability to grant awards that meet the requirements to avoid the disallowance of tax deductibility under Section 162(m), we sought and received stockholder approval of the material terms of the performance goals under the ELTIP at our 2016 Annual Meeting of Stockholders. This approval permits us to avoid the disallowance of tax deductibility under Section 162(m) under the exception for certain performance-based compensation for five years. We will be required to seek stockholder approval at the 2021 Annual Meeting of Stockholders if we intend to maintain our exception under Section 162(m) for certain performance-based compensation.
Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests and to further advance organizational growth while providing competitive base salaries.
While the RNC is mindful of the benefit to the Company of the full deductibility of compensation, the committee believes that the Company’s compliance with the requirements of Section 162(m) should not impair its flexibility in compensating our NEOs in a manner that can best promote the Company’s objectives. Therefore, the RNC has not adopted a policy that requires that all compensation be deductible. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.
Independent External Experts Engaged by the Remuneration and Nomination Committee
The RNC has engaged an independent external expert to provide information with respect to our executive compensation.
The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.
In fiscal 2017, the RNC engaged Deloitte LLP to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance. The AFC and RNC assessed the independence of Deloitte LLP and concluded that Deloitte LLP is independent and no conflict of interest exists that would prevent Deloitte LLP from providing this information to the RNC.

Summary Compensation Table
The following table sets forth information regarding fiscal 2015, 2016 and 2017 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)		All Other Compensation ($)(1)		Total Compensation ($)(1)
Lambertus J.H. Becht, Former Interim CEO	2017	—	—		—		—	—		—		—
	2016	—	—		8,106,000	(5)	—	—		—		8,106,000
	2015	—	—		1,000,009	(5)	—	—		—		1,000,009
Camillo Pane, Chief Executive Officer	2017	850,834	900,000	(6)	3,008,386		6,540,000	854,272		265,581	(7)	12,419,073
	2016	592,320	222,220	(6)	2,876,000		—	489,156	115,673	115,673		4,295,369
Patrice de Talhouët, Chief Financial Officer	2017	716,756	87,729	(8)	1,504,193		—	447,941		173,248	(9)	2,929,867
	2016	784,100	—		1,500,007		—	551,800		132,512		2,968,419
	2015	765,000	—		1,418,842		3,257,357	711,800		256,923		6,409,922
Edgar Huber, President, Luxury	2017	650,876	—		2,005,590		3,114,824	800,072		75,941	(10)	6,647,303
Laurent Kleitman, President, Consumer Beauty	2017	100,000	2,000,000	(11)	—		4,538,338	91,000		26,165	(12)	6,755,503
Greerson G. McMullen, Chief Legal Officer, General Counsel and Secretary	2017	382,774	600,000	(13)	492,918		3,114,824	276,807		345,847	(14)	5,213,170
Esi Eggleston Bracey, Former President, Consumer Beauty	2017	425,862			1,504,193		4,153,092	458,897		1,536,050	(15)	8,078,094

(1)
Messrs. Pane, de Talhouët and McMullen are paid in British pounds. Mr. Huber is paid in Euros. Mr. Kleitman is paid in U.S. dollars. Ms. Eggleston Bracey was paid in Swiss francs. Exchange rates for fiscal 2017 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Amounts represent the grant date fair value of the RSUs granted on September 30, 2014, September 21, 2015, October 5, 2016 and November 16, 2016, in each case calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for certain assumptions used to calculate the valuation. Ms. Eggleston Bracy forfeited her RSUs as of March 10, 2017 upon stepping down from her position.

(3)
Amounts represent the grant date fair value of Series A Preferred Stock granted to Mr. de Talhouët on April 15, 2015 and to Mr. Pane on November 25, 2016; and the grant date fair value of matching Elite Stock Options granted to Messrs. Huber, McMullen and Ms. Eggleston Bracey on November 10, 2016 and to Mr. Kleitman on May 15, 2017. Series A Preferred Stock and Elite Stock Options were issued, in each case, pursuant to the NEO’s attainment of a minimum level of Class A Common Stock. Amounts in each case are calculated in accordance with FASB ASC Topic 718. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 for certain assumptions used to calculate the valuation. Ms. Eggleston Bracey forfeited her matching Elite Stock Options as of March 10, 2017 upon stepping down from her position.

(4)
Amounts represent cash awards under the APP expected to be paid in October 2017 with respect to fiscal 2017 performance, in October 2016 with respect to fiscal 2016 performance and in October 2015 with respect to fiscal 2015 performance. Ms. Eggleston Bracey’s amount reflects her APP for fiscal year 2017 in the amount of $389,629 and a prorated APP at target for July and August of 2017 in the amount of $69,268.

(5)
In fiscal 2015, Mr. Becht received an award of phantom units granted on December 1, 2014 and in fiscal 2016 an award of phantom units granted on July 21, 2015. These awards were granted outside of any equity compensation plans of the Company.

(6)
In fiscal year 2017, Mr. Pane received a sign-on bonus in the amount of $900,000 contingent upon his remaining in employment . In fiscal 2016, Mr. Pane received a payment in the amount of $222,220 to alleviate the lost bonus opportunity with his former employer.

(7)
In fiscal year 2017, we provided Mr. Pane with a car allowance in the amount of $17,887; reimbursement for his children’s school tuition valued at $73,318 plus gross up taxes for such education valued at $69,319; and cash payments in the amount of $101,885 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance.”

(8)	Amount reflects Mr. de Talhouët’s sign-on bonus, which is contingent upon his remaining in employment until July 1, 2018.
(9)
In fiscal year 2017, we provided Mr. de Talhouët with reimbursement for his children’s school tuition valued at $12,889 plus gross up taxes for such education valued at $11,429; reimbursement for costs associated with his and his family’s relocation to the United Kingdom in the amount of $58,144; cash payments in the amount of $61,470 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”; and $14,113 in employer contributions to the defined contribution plan.

(10)	In fiscal year 2017, we provided Mr. Huber with a Company car lease valued at $23,748 and reimbursement for his children’s school tuition valued at $49,999.
(11)	Amount reflects Mr. Kleitman’s sign-on bonus which is subject to prorated reimbursement if he is terminated prior to May 15, 2022.
(12)
In fiscal year 2017, we reimbursed Mr. Kleitman for professional fees related to the negotiation of his employment agreement in the amount of $10,807 and for costs associated with his and his family’s relocation to the United States in the amount of $14,233.

(13)	Amount reflects Mr. McMullen’s sign-on bonus to compensate him for lost bonus and equity from his former employer, which is contingent upon his remaining in employment until October 24, 2019.
(14)
In fiscal year 2017, we provided Mr. McMullen with a car allowance in the amount of $11,228; reimbursement for his children’s school tuition valued at $121,785 plus gross up taxes for such education valued at $35,100; reimbursement for costs associated with his and his family’s relocation to the United Kingdom in the amount of $116,212; a cash payment in the amount of $11,300 for services performed prior to receiving his right to work approval; cash payments in the amount of $35,858 reflecting employer contributions exceeding the UK defined contribution plan “annual allowance”; and $14,364 in employer contributions to the defined contribution plan.

(15)
In fiscal year 2017, we provided Ms. Eggleston Bracey with a Company car lease valued at $18,194; a housing allowance of $151,130; and reimbursement for children’s school tuition valued at $73,674 plus gross up taxes for such education valued at 45,671. In connection with her departure Ms. Eggleston Bracey received a severance payment in the amount of $1,187,449 representing 24 months of her base salary.

Fiscal 2017 Grants of Plan-Based Awards
The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal 2017.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards ($)(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		First Performance Period			Second Performance Period
		Minimum	Target	Maximum	Minimum	Target	Maximum
Lambertus J.H. Becht	—	—	—	—	—	—	—	—	—	—	—
Camillo Pane	11/25/2016								1,000,000	22.34	6,540,000
	10/5/2016							119,856			3,008,386
		—	88,802	319,686	—	723,974	2,606,308
Patrice de Talhouët	10/5/2016							59,928			1,504,193
		—	104,659	376,773	—	379,627	1,366,657
Edgar Huber	11/10/2016								485,175	18.55	3,114,824
	10/5/2016							79,904			2,005,590
		—	112,258	404,129	—	343,355	1,236,078
Laurent Kleitman	5/15/2017								782,472	19.17	4,538,338
		—	—	—	—	72,800	262,080
Greerson G. McMullen	11/16/2016							26,862			492,918
	11/10/2016								485,175	18.55	3,114,824
		—	—	—	—	234,627	844,656
Esi Eggleston Bracey	11/10/2016								646,899	18.55	4,153,092
	10/5/2016							59,928			1,504,193
		—	—	—	—	311,705	1,122,139

(1)
Represents the range of possible payments under the APP based on each NEO’s base salary and APP target during the performance period. Messrs. Pane, de Talhouët and McMullen will be paid in British pounds. Mr. Huber will be paid in Euros. Mr. Kleitman will be paid in U.S. dollars. Exchange rates for fiscal 2017 compensation are calculated using the weighted average monthly exchange rate during the fiscal year. Awards under the APP are expected to be paid in October 2017.

(2)	Represents grants of the annual long-term incentive compensation award of RSUs under the ELTIP.
(3)	Represents grants of Series A Preferred Stock for Mr. Pane and matching Elite Stock Options under the ELTIP for Messrs. Huber, Kleitman, McMullen and Ms. Eggleston Bracey.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
The material terms of each NEO’s current employment agreement are described below:
Lambertus J.H. Becht. Mr. Becht served as interim CEO in a non-employee capacity until October 2, 2016. He currently serves as Chairman of the Board. Mr. Becht did not have an employment agreement during his service as interim CEO.
Camillo Pane. Under his employment agreement, Mr. Pane is our Chief Executive Officer. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Pane is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Pane does not receive any additional compensation for his service as a director. Mr. Pane has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Patrice de Talhouët. Under his employment agreement, Mr. de Talhouët is our Chief Financial Officer. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. de Talhouët is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. de Talhouët has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Edgar Huber. Under his employment agreement, Mr. Huber is our President, Luxury. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Huber is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Huber has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 24 months following his employment with the Company.
Laurent Kleitman. Under his employment agreement, Mr. Kleitman is our President, Consumer Beauty. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. Kleitman is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. Kleitman has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Greerson G. McMullen. Under his employment agreement, Mr. McMullen is our Chief Legal Officer, General Counsel and Secretary. The employment agreement provides that his base salary, bonus opportunities and long-term incentive awards will be reviewed and set by the Board or a committee thereof. Mr. McMullen is entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. Mr. McMullen has agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.
Esi Eggleston Bracey. Under her employment agreement, Ms. Eggleston Bracey was President, Consumer Beauty. Ms. Eggleston Bracey stepped down from her position on March 10, 2017. The employment agreement provided that her base salary, bonus opportunities and long-term incentive awards would be reviewed and set by the Board or a committee thereof. Ms. Eggleston Bracey was entitled to participate in benefits programs generally made available to similarly-situated senior officers as set forth in her employment agreement. Ms. Eggleston Bracey also agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect until December 31, 2017.

Non-Plan Phantom Unit Award
On July 21, 2015, the Board granted to Mr. Becht an award of 300,000 phantom units (the “July Grant”) outside ELTIP in consideration of Mr. Becht’s increased and continuing responsibilities as interim CEO. The RNC deemed that it was in the best interests of the Company and its shareholders to grant to Mr. Becht these additional awards which are tied to the value of our Class A Common Stock as compensation for his increased and continuing services as interim CEO and to further align his interests and those of our stockholders. At the time of the July Grant, the phantom units had a value of approximately $8,106,000 based on the closing price of the Class A Common Stock on July 21, 2015. The RNC decided to award these amounts in respect of Mr. Becht’s service as interim CEO based on its determination of the appropriate level of compensation for that position and the amount of time devoted to that position by Mr. Becht. Each phantom unit has an economic value equivalent to one share of the Class A Common Stock. The phantom units vest on the fifth anniversary of the grant date and, in the event of a change in control or Mr. Becht’s death or disability, the phantom units shall vest immediately. Within 30 days of the grant date, Mr. Becht had the ability to elect whether to receive payment in respect of the phantom units in cash or shares of Class A Common Stock. Mr. Becht elected to receive payment in respect of the July Grant in shares of Class A Common Stock.
Non-Plan Series A Preferred Award
On April 14, 2015, a duly constituted committee of the Board unanimously approved an employment inducement award of Series A Preferred Stock in the amount of 645,921 shares to induce Mr. Pane to accept employment with the Company and serve in his role as Executive Vice President, Category Development. The amount and appropriateness of Mr. Pane’s stock grant was determined based on the value and amount of equity forfeited by Mr. Pane prior to joining the Company and to provide an inducement for Mr. Pane’s employment with the Company.
Annual Incentive Compensation Awards under our APP
APP awards are calculated as set forth above in “—Annual Incentive Compensation”.
Fiscal 2017 APP awards were based on collective performance of Coty Inc. or Coty Inc. excluding Younique and ghd and the division, as applicable. The table below sets forth the collective targets of Coty Inc. and its divisions for purposes of incentive payouts under the APP. For the First Performance Period, Messrs. Pane, de Talhouët and Huber received APP awards based on the collective performance of Coty Inc. For the Second Performance Period, Messrs. Pane, de Talhouët and McMullen received APP awards based on the collective performance of Coty Inc. including ghd and Younique, Mr. Huber received an APP award based on the collective performance of the Luxury division and Ms. Eggleston Bracey and Mr. Kleitman received an APP award based on the collective performance of the Consumer Beauty division, which, in each case, incorporated Coty Inc.’s performance excluding Younique and ghd in the adjusted operating income factor. Mr. Becht was not eligible for, and did not receive, an APP award.

Coty Inc. First Performance Period Targets
(applicable to Messrs. Pane, de Talhouët and Huber)

	First Performance Period - Coty Inc.
	Operating Income		Net Revenue		Net Working Capital
Performance Level	Year Over Year Growth	Payout Factor	Year Over Year Growth	Payout Factor	Year Over Year Improvement	Payout Factor
Significantly Exceeds	6.9%	167%	6.2%	167%	1.0%	129%
Exceeds	3.9%	134%	5.2%	134%	0.8%	115%
Target	0.9%	100%	4.2%	100%	0.6%	100%
Below	-2.1%	65%	2.7%	85%	0.4%	90%
Significantly Below	-5.1%	35%	1.2%	70%	0.2%	80%
Minimum	< -5.1%	0	< 1.2%	55%	< 0.2%	70%

Actual	-13.0%	0	-2.9%	55%	5.0%	129%

Coty Inc. Second Performance Period Targets
(applicable to Messrs. Pane, de Talhouët and McMullen)

	Second Performance Period - Coty Inc.(1)
	Operating Income		Net Revenue		Net Working Capital
Performance Level	Attainment Level (millions)	Payout Factor	Attainment Level (millions)	Payout Factor	Attainment Level	Payout Factor
Significantly Exceeds	$754.0	167%	$6,777.0	167%	-1.0%	129%
Exceeds	$704.0	134%	$6,692.0	134%	-0.5%	115%
Target	$644.0	100%	$6,608.0	100%	0.0%	100%
Below	$594.0	65%	$6,523.0	85%	0.5%	90%
Significantly Below	$544.0	35%	$6,439.0	70%	1.0%	80%
Minimum	< $544.0	0	< $6,439.0	55%	> 1.0%	70%

Actual	$634.0	93%	$6,658.0	120%	-0.2%	106%

Luxury Division Second Performance Period Targets
(applicable to Mr. Huber)

	Second Performance Period
	Profit
	Coty Inc. Operating Income(2)		Luxury Division Profit		Overall Profit Payout Factor (A + B)	Luxury Division Net Revenue		Coty Inc. Net Working Capital
Performance Level	Attainment Level (millions)	Payout Factor (A)	Attainment Level (millions)	Payout Factor (B)		Attainment Level (millions)	Payout Factor	Attainment Level	Payout Factor
Significantly Exceeds	$690.0	84%	$715.0	84%	167%	$2,163.0	167%	-1.0%	129%
Exceeds	$640.0	67%	$710.0	67%	134%	$2,148.0	134%	-0.5%	115%
Target	$580.0	50%	$705.0	50%	100%	$2,134.0	100%	0.0%	100%
Below	$530.0	33%	$701.0	33%	65%	$2,119.0	85%	0.5%	90%
Significantly Below	$480.0	18%	$696.0	18%	35%	$2,105.0	70%	1.0%	80%
Minimum	< $480.0	0	< $696.0	0	0	< $2,105.0	55%	> 1.0%	70%

Actual	$573.0	48%	$762.0	84%	131%	$2,168.0	167%	-0.2%	106%

Consumer Beauty Division Second Performance Period Targets
(applicable to Ms. Eggleston Bracey and Mr. Kleitman)

	Second Performance Period
	Profit
	Coty Inc. Operating Income(2)		Consumer Beauty Division Profit		Overall Profit Payout Factor (A + B)	Consumer Beauty Division Net Revenue		Coty Inc. Net Working Capital
Performance Level	Attainment Level (millions)	Payout Factor (A)	Attainment Level (millions)	Payout Factor (B)		Attainment Level (millions)	Payout Factor	Attainment Level	Payout Factor
Significantly Exceeds	$690.0	84%	$920.0	84%	167%	$3,030.0	167%	-1.0%	129%
Exceeds	$640.0	67%	$903.0	67%	134%	$2,975.0	134%	-0.5%	115%
Target	$580.0	50%	$887.0	50%	100%	$2,920.0	100%	0.0%	100%
Below	$530.0	33%	$870.0	33%	65%	$2,865.0	85%	0.5%	90%
Significantly Below	$480.0	18%	$853.0	18%	35%	$2,810.0	70%	1.0%	80%
Minimum	< $480.0	0	< $853.0	0	0	< $2,810.0	55%	> 1.0%	70%

Actual	$573.0	48%	$896.0	60%	107%	$2,936.0	110%	-0.2%	106%

(1)	Includes the financial performance of Younique since its acquisition date and ghd since December 1, 2016.
(2)	Reflects Coty Inc. Operating Income excluding Younique and ghd.
The collective factor of Coty Inc. for the First Performance Period was zero and for the Second Performance Period was 1.18. The collective factor of the Luxury division for the Second Performance Period was 2.33. The collective factor for the Consumer Beauty division for the Second Performance Period was 1.25. In fiscal 2017, like-for-like net revenues growth excluded the impact of foreign currency exchange translations, the acquisitions of the P&G Beauty Business, Younique and ghd and, for the first seven months of fiscal 2017, the Hypermarcas brands. In fiscal 2017, Adjusted Net income Attributable to Coty Inc. was adjusted to take into account costs related to acquisition activities, restructuring and other business realignment costs, amortization expense, asset impairment charges, interest and other (income) expense, gain on sales of assets, loss on early extinguishment of debt, and noncontrolling interest, net of taxes. For the divisional profit targets, net revenues were adjusted to exclude cost of goods sold and advertising and marketing promotions.
APP Awards by NEO. The following tables shows the minimum, target and maximum amounts each NEO could have been awarded under the APP in each performance period during fiscal 2017.

	First Performance Period
Name	Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Maximum ($)	Award Target ($)(2)	Actual APP Factor	Actual Award ($)
Lambertus J.H. Becht	—	—	—	—	—	—	—
Camillo Pane	507,438	70%	—	319,686	88,802	—	—
Patrice de Talhouët	697,727	60%	—	376,773	104,659	—	—
Edgar Huber	641,474	70%	—	404,129	112,258	—	—
Laurent Kleitman	—	—	—	—	—	—	—
Greerson G. McMullen	—	—	—	—	—	—	—
Esi Eggleston Bracey	—	—	—	—	—	—	—

	Second Performance Period
Name	Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Maximum ($)	Award Target ($)(2)	Actual APP Factor	Actual Award ($)
Lambertus J.H. Becht	—	—	—	—	—	—	—
Camillo Pane	965,299	100%	—	2,606,308	723,974	1.18	854,272
Patrice de Talhouët	723,099	70%	—	1,366,657	379,627	1.18	447,941
Edgar Huber	654,010	70%	—	1,236,078	343,355	2.33	800,072
Laurent Kleitman	800,000	70%	—	262,080	72,800	1.25	91,000
Greerson G. McMullen	570,868	60%	—	844,656	234,627	1.18	276,807
Esi Eggleston Bracey	593,724	70%	—	1,122,139	311,705	1.25	389,629

(1)
Represents annual salary rate during each performance period. Messrs. Pane, de Talhouët and McMullen are paid in British pounds. Mr. Huber is paid in Euros. Mr. Kleitman is paid in U.S. dollars. Ms. Eggleston Bracey was paid in Swiss francs. Exchange rates for fiscal 2017 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Award targets are calculated based on each NEO’s base salary and APP target during the performance period and prorated for each performance period, and as applicable each NEO’s start date during the performance period. Exchange rates for fiscal 2017 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

Long-Term Incentive Compensation Awards
Annual Grant. Through the process described in “—Long-Term Incentive Compensation—Annual Awards under the ELTIP”, the RNC determined that the maximum number of awards available for the annual grant in fiscal 2017 was 2,690,000 RSUs, plus 5%, as needed based on the total number of employees and their target or notional grants for their respective job levels. The target awards for Messrs. Pane, de Talhouët. Huber and McMullen and Ms. Eggleston Bracey were 119,856 RSUs, 59,928 RSUs, 79,904 RSUs, 26,862 RSUs and 59,928 RSUs, respectively. After assessing the individual performance of each NEO, the RNC awarded each NEO 100% of his or her target award. Mr. Kleitman was not employed at the time of the annual grant.
Outstanding Equity Awards at 2017 Fiscal Year End
The following table shows outstanding equity awards held by the NEOs as of June 30, 2017, the last day of our fiscal year. The market value of the shares of unvested restricted stock units is determined by multiplying the number of outstanding awards by $18.76, which was the closing price of our Class A Common Stock on June 30, 2017. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs upon vesting.

NEO	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lambertus J.H. Becht						300,000	(2)	5,628,000
						49,432	(2)	927,344
Camillo Pane		1,000,000	(3)	22.34	11/25/2023	119,856	(5)	2,248,499
		645,921	(4)	27.97	4/15/2022	100,000	(6)	1,876,000
Patrice de Talhouët		621,633	(4)	27.97	4/15/2022	59,928	(5)	1,124,249
						52,156	(6)	978,447
						60,000	(7)	1,125,600
Edgar Huber		485,175	(8)	18.55	11/10/2026	79,904	(5)	1,498,999

Laurent Kleitman		782,472	(9)	19.17	5/15/2027

Greerson G. McMullen		485,175	(8)	18.55	11/10/2026	26,862	(10)	503,931

(1)
Each of the Options and matching Elite Stock Options under the ELTIP described in this table expires after ten years and vests on the fifth anniversary of the grant date, subject to certain vesting conditions. Series A Preferred Stock described in this table expires after seven years and vests on the fifth anniversary of the grant date, subject to certain vesting conditions.

(2)	Represents phantom units granted on December 1, 2014 and July 21, 2015. The phantom units vest on the fifth anniversary of the grant date, subject to certain vesting conditions.
(3)	Represents Series A Preferred Stock granted under the ELTIP on November 25, 2016 that vests on the fifth anniversary of the grant date, subject to certain vesting conditions.
(4)	Represents Series A Preferred Stock granted under the ELTIP on April 15, 2015 that vests on the fifth anniversary of the grant date, subject to certain vesting conditions.
(5)	Represents RSUs granted under the ELTIP on October 5, 2016 that vest on the fifth anniversary of the grant date.
(6)	Represents RSUs granted under the ELTIP on September 21, 2015 that vest on the fifth anniversary of the grant date.
(7)	Represents RSUs granted under the ELTIP on September 30, 2014 that vest on the fifth anniversary of the grant date.
(8)	Represents matching Elite Stock Options granted under the ELTIP on November 10, 2016 that vest on the fifth anniversary of the grant date, subject to certain vesting conditions.
(9)	Represents matching Elite Stock Options granted under the ELTIP on May 15, 2017 that vest on the fifth anniversary of the grant date, subject to certain vesting conditions.
(10)	Represents RSUs granted under the ELTIP on November 16, 2016 that vest on the fifth anniversary of the grant date.
Option Exercises and Stock Vested
During fiscal year 2017 our NEOs did not exercise options nor vest in stock awards.
Pension Benefits
We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.

Potential Payments upon Termination or Change-in-Control
As described in this CD&A and the narrative to the preceding tables, we have entered into employment agreements with each of our NEOs (other than Mr. Becht) and maintain certain incentive, equity and benefit plans in which our NEOs participate. These employment agreements and plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.
Payments under the APP
A pro-rated award for the fiscal year in which an NEO’s employment is terminated may be paid under the APP if his employment is terminated by reason of retirement, disability or death. Under the APP, no awards for the fiscal year in which an NEO’s employment is terminated are paid if an NEO’s employment is terminated for any reason other than retirement, disability or death, unless otherwise stated in the termination agreement.
Stock Options under the LTIP, RSUs, Platinum RSUs, Options, matching Elite Stock Options and Series A Preferred Stock under the ELTIP
Treatment upon termination due to death, disability or retirement. All unvested Stock Options, unvested matching Elite Stock Options, unvested RSUs, and unvested Platinum RSUs will accelerate on a pro rata basis. The pro rata amount is based on the number of days that have passed since the Stock Options, matching Elite Stock Options, RSUs or Platinum RSUs were granted. Series A Preferred Stock vests in full.
Treatment upon termination for any reason other than retirement, death or disability (not following a change in control). All unvested Stock Options, unvested matching Elite Stock Options, unvested RSUs, unvested Platinum RSUs and Series A Preferred Stock will be forfeited and canceled.
Treatment upon a change in control. All active equity compensation plans and programs that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP, Platinum, Post-Platinum and Elite, require a “double-trigger”; provided, however, that for the Series A Preferred Stock granted under Post-Platinum and Elite, the change in control must occur after the first anniversary of the original issue date in order for accelerated vesting to apply. Upon the occurrence of such events, the equity vests in full.
Former Interim CEO Equity Awards
Mr. Becht’s outstanding equity awards will vest in full upon termination of service due to death, disability or retirement. Mr. Becht’s phantom units will also vest in full upon a change in control.
Certain Additional Payments
Unless specified below, each NEO would not be entitled to any additional payments upon termination of his employment for any reason or a change in control, except for payments provided for under the APP and accelerated vesting under the LTIP and ELTIP.

•
Mr. Pane is entitled to receive a severance payment equal to two times (or in the event of termination by Mr. Pane for good reason following a change of control, three times) the aggregate of his base salary and the higher of his target APP Bonus and his average APP Bonus paid in the three years immediately prior to termination in the event that he resigns from the Company with good reason or is terminated without cause.

•	Mr. de Talhouët is entitled to 12 months base salary if he is terminated without cause.

•
Mr. Kleitman is entitled to reimbursement of expenses incurred by him to repatriate his family if he resigns from the Company with good reason, is terminated without cause or terminates employment due to death or disability. In addition, Mr. Kleitman is entitled to 12 months base salary if he resigns from the Company with good reason or is terminated without cause.

•	Mr. McMullen is entitled to 12 months base salary if he is terminated without cause.

Effect of Section 409A on Timing of Payments and Equity Awards
Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.
Potential Payments in the Event of Termination at the End of Our Last Fiscal Year
The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO if employment had been terminated or upon a change in control on June 30, 2017. Amounts received due to accelerated vesting of equity were calculated using the closing price of our Class A Common Stock as of June 30, 2017, which was $18.76. The value of accelerated vesting of Options and matching Elite Stock Options was calculated by subtracting the exercise price of the Option from $18.76.
Exchange rates are calculated using the weighted average monthly exchange rate during the fiscal year.

Name	Resignation with Good Reason	Termination without Cause	Termination for Cause	Resignation without Good Reason	Disability, Retirement or Death		Change in Control	Resignation with Good Reason or Termination without Cause after Change in Control (1)
Lambertus J.H. Becht	—	—	—	—	6,555,344		6,555,344	—
Camillo Pane	3,861,197	3,861,197	—	—	996,306		820,047	9,916,294	(2)
Patrice de Talhouët	—	723,099	—	—	1,131,735		549,689	3,228,296
Edgar Huber	—	—	—	—	233,082		138,491	1,600,886
Laurent Kleitman	820,719	820,719	—	—	66,667	(3)	58,968	—
Greerson G. McMullen	—	570,868	—	—	75,348		206,523	605,818

(1)	Incremental payments represented in this column do not include any payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.
(2)
Represents amount that Mr. Pane would receive in the event that he resigned with good reason after a change in control. In the event that Mr. Pane had terminated without cause after a change in control, he would have received a total payment of $7,985,696.

(3)	Represents amount Mr. Kleitman would have received upon termination due to disability or death. Mr. Kleitman would not be entitled to any payment upon termination due to retirement.
Termination Payments to Ms. Eggleston Bracey
Ms. Eggleston Bracey stepped down from her position as President, Consumer Beauty on March 10, 2017. In connection with Ms. Eggleston Bracey’s departure she received a severance payment representing 24 months of her base salary and a prorated APP award representing 2 months of her target award.

REMUNERATION AND NOMINATION COMMITTEE REPORT
The Remuneration and Nomination Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (this “CD&A”) with management and based on such review and discussions has recommended to the Board of Directors that this CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2017 Annual Meeting of Stockholders.
The Remuneration and Nomination Committee
Paul S. Michaels
Erhard Schoewel, Chair
PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The AFC has the sole authority to appoint, retain or terminate our independent registered public accounting firm and to approve the compensation of our independent registered public accounting firm. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2018 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1997.
The AFC monitors the independence and performance of our independent registered public accounting firm and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditor, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.
As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent registered public accounting firm for the year ending June 30, 2018 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.
One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Proposal: Ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2018.
Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2018.
Vote Required: Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.
AUDIT FEES AND OTHER FEES
The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal 2017 and 2016:

Fee Type	Fiscal 2017 (in thousands)	Fiscal 2016 (in thousands)
Audit Fees (1)	$13,727	$8,125
Audit-Related Fees (2)	69	532
Tax Fees (3)	5,731	5,787
All Other Fees(4)	74	167
Total	$19,601	$14,611

(1)	This category represents the fees associated with the annual audit, the audit of internal control over financial reporting, international statutory audit requirements and regulatory filings.
(2)	This category includes fees paid for professional services associated with support related to certifications performed for statutory requirements.
(3)
This category represents the fees for tax-related services, including tax compliance, tax advice, and tax planning. In fiscal 2017 and 2016, we incurred $3,500,000 and $4,000,000, respectively, related to tax advice and tax planning for the integration of the P&G Beauty Business.

(4)	This category represents all other fees that are not included in the above categories, and represents primarily fees paid for benchmarking related to management compensation arrangements.
Pre-Approval Policies and Procedures
In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.
The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence.
All services performed by Deloitte as our independent registered public accounting firm for fiscal 2017 and 2016 were pre-approved by the AFC.
AUDIT AND FINANCE COMMITTEE REPORT
The following report summarizes the AFC’s actions during fiscal 2017. This report shall not be deemed to be incorporated by reference by any general statement incorporating the Proxy Statement by reference into any filing under the Exchange Act or the Securities Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
In accordance with its written charter, the AFC assists the Board by overseeing and monitoring:

1.	the integrity of the Company’s financial statements;

2.	the Company’s compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of the Company’s internal control function, its system of internal and disclosure controls, and the independent registered public accounting firm.
The members of the AFC meet the applicable independence and experience requirements of the SEC and the NYSE and the standards for determining a director’s independence adopted by the Board.
During fiscal 2017, the AFC met eight times.
The AFC reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2017 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. Management is responsible for the preparation of the Company’s financial statements, and the independent registered public accounting firm is responsible for conducting an audit of such financial statements.
The AFC has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the AFC concerning independence, has discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm and has satisfied itself as to the independent registered public accounting firm’s independence.

The AFC reviewed with the independent registered public accounting firm its audit plans, audit scope and identification of audit risks. The AFC also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal control function and its system of internal and disclosure controls.
The AFC discussed and reviewed with the independent registered public accounting firm all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board (United States), and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.
The AFC discussed, reviewed and monitored the Company’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.
Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the AFC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10‑K for the fiscal year ended June 30, 2017 for filing with the SEC. The AFC also recommended the appointment of the independent registered public accounting firm.
The Audit and Finance Committee of the Board of Directors
Robert Singer, Chair
Sabine Chalmers
Joachim Faber
STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 29, 2018. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.
In accordance with our Bylaws, director nominations and other business to be brought before the 2018 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 11, 2018 and no later than the close of business on August 10, 2018. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2018 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy confers discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.
Proposals should be submitted in writing to Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the Annual Meeting other than the items set forth in the notice of Annual Meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Greerson G. McMullen
Chief Legal Officer, General Counsel and Secretary

COTY

COTY INC.
350 FIFTH AVENUE
NEW YORK, NY 10118

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/coty2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31312-P96352 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COTY INC.

The Board of Directors recommends a vote FOR all proposals.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lambertus J. H. Becht
02) Sabine Chalmers
03) Joachim Faber
04) Olivier Goudet
05) Peter Harf
06) Paul S. Michaels
07) Camillo Pane
08) Erhard Schoewel
09) Robert Singer

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and the Proxy Card are available at www.proxyvote.com.

E31313-P96352

COTY INC.
Annual Meeting of Stockholders
November 8, 2017 8:30 A.M., ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Greerson G. McMullen and Camillo Pane, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., ET on November 8, 2017, at www.virtualshareholdermeeting.com/coty2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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